UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒                                 Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

LINCOLN ELECTRIC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LINCOLN ELECTRIC
THE WELDING EXPERTS®

WELDING

2014 Proxy Statement

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that Lincoln Electric Holdings, Inc. intends to release definitive copies of the proxy statement to security holders on or about March 21, 2014.

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. (Lincoln), which will be held at 11:00 a.m., local time, on Thursday, April 24, 2014 at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. A map showing the location of the Annual Meeting is printed on the outside back cover of the proxy statement.

Enclosed with this letter are the Annual Meeting notice, proxy statement, proxy card and an envelope in which to return the proxy card. Also enclosed is a copy of the Annual Report. The Annual Report and proxy statement contain important information about Lincoln, as well as our Board of Directors and executive officers. Please read these documents carefully.

If you are a registered holder of shares of Lincoln common stock or a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), as a convenience to you and as a means of reducing costs, you may choose to vote your proxy electronically using the Internet or a touch-tone telephone instead of using the conventional method of completing and mailing the enclosed proxy card. Electronic proxy voting is permitted under Ohio law and our Amended and Restated Code of Regulations. You will find instructions on how to vote electronically in the proxy statement and on the proxy card. Having the freedom to vote by means of the Internet, telephone or mail does not limit your right to attend or vote in person at the Annual Meeting, if you prefer. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy card or when prompted if you cast your vote over the Internet or by telephone.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Christopher L. Mapes

Chairman, President and Chief Executive Officer

Lincoln Electric Holdings, Inc.

March 21, 2014

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 11:00 a.m., local time, on Thursday, April 24, 2014, at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio.

Shareholders will be asked to vote on the following proposals:

(1)	Election of five Directors to hold office until the 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

(2)	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2014;

(3)	To approve, on an advisory basis, the compensation of our named executive officers;

(4)	Approval of amendments to our Amended and Restated Code of Regulations to declassify our Board of Directors; and

(5)	Any other business properly brought before the meeting, or any postponement(s) or adjournment(s) of the meeting.

Shareholders of record as of the close of business on March 3, 2014, the record date, are entitled to vote at the Annual Meeting.

Frederick G. Stueber

Senior Vice President,

General Counsel and Secretary

March 21, 2014

Your Vote is Very Important – Please Vote Promptly

Whether or not you plan to attend the Annual Meeting, we recommend that you mark, date, sign and return promptly the enclosed proxy card in the envelope provided or vote your shares electronically either by telephone (1-800-690-6903) or over the Internet (www.proxyvote.com).

If your shares are not registered in your own name and you would like to attend the Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2014.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Annual Report, are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 24, 2014

GENERAL INFORMATION

Who is soliciting proxies and why? Who is paying for the cost of this proxy solicitation?

The enclosed proxy is being solicited by our Board of Directors and we will pay the cost of the solicitation. Certain of our officers and other employees may also solicit proxies by telephone, letter or personal interview but will not receive any additional compensation for these activities. In addition, we reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our common stock and obtaining their proxies. We will begin mailing this proxy statement on or about March 21, 2014.

If your shares are held in your name, in order to vote your shares you must either attend the Annual Meeting and vote in person or appoint a proxy to vote on your behalf. Because it would be highly unlikely that all shareholders would be able to attend the Annual Meeting, the Board recommends that you appoint a proxy to vote on your behalf, as indicated on the accompanying proxy card, or appoint your proxy electronically via telephone or the Internet.

How do we distribute materials to shareholders sharing the same address?

To reduce the expense of delivering duplicate voting materials to shareholders who share the same address, we have taken advantage of the “householding” rules enacted by the Securities and Exchange Commission (SEC). As long as we provide proper notice to such shareholders, these rules permit us to deliver only one set of voting materials to shareholders who share the same address, meaning only one copy of the Annual Report, proxy statement and any other shareholder communication will be sent to those households. Each shareholder will, however, receive a separate proxy card.

How do I obtain a separate set of communications to shareholders?

If you share an address with another shareholder and have received only one copy of the Annual Report, proxy statement or any other shareholder communication, you may request that we send a separate copy of these materials to you at no cost to you. For this meeting and for future Annual Meetings, you may request separate copies of these materials. You may also request that we send only one set of these materials to you if you are receiving multiple copies. You may make these requests by sending a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 St. Clair Avenue, Cleveland, Ohio 44117. You may also request separate copies of these materials for this meeting and for future Annual Meetings by calling Frederick G. Stueber, our Corporate Secretary, at 216-481-8100.

Who may vote?

Record holders of shares of common stock of Lincoln Electric Holdings, Inc. as of the close of business on March 3, 2014, the record date, are entitled to vote at the Annual Meeting. On that date,                 shares of our common stock were outstanding. Each share is entitled to one vote on each proposal brought before the meeting.

What is required for there to be a quorum at the Annual Meeting?

Holders of at least a majority of the shares of our common stock issued and outstanding on the record date (March 3, 2014) must be present, in person or by proxy, for there to be a quorum in order to conduct business at the meeting. Abstentions and broker non-votes (described below) will count for purposes of determining if there is a quorum.

What is the difference between holding shares as a shareholder of record and as a beneficial holder?

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Shareholder of Record. If your shares are registered in your name with our transfer agent/registrar, Wells Fargo Bank, N.A., you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares by telephone, via the Internet or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. The card provides the voting instructions.

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Beneficial Holder of Shares Held in “Street Name”. If your shares are held in a brokerage account, by a trustee, or by another nominee, then that other person/entity is considered the shareholder of record and the shares are considered held in “street name.” We sent these proxy materials to that other person/entity, and they have been forwarded to you with a voting instruction card. As the beneficial owner of the shares, you have the right to direct your broker, trustee or other nominee on how to vote and you are also invited to attend the meeting. However, if you are a beneficial holder, you are not the shareholder of record and you may not vote your street name shares in person at the meeting unless you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote them at the meeting. Please refer to the information your broker, trustee or other nominee provided to see what voting options are available to you. If you have not heard from your broker or bank, please contact them as soon as possible.

What shares are included on the proxy card?

If you are both a registered shareholder of our common stock and a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), you may have received one proxy card that shows all shares of our common stock registered in your name, including any dividend reinvestment plan shares, and all shares you have (based on the units credited to your account) under the 401(k) plan. Accordingly, your proxy card also serves as your voting directions to the 401(k) plan Trustee.

Please note, however, that unless the identical name(s) appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one proxy card and must vote each one separately. If your shares are held through a bank, broker, trustee or some other nominee, you will receive either a voting form or a proxy card from them, instructing you on how to vote your shares. This may also include instructions on telephone and electronic voting. If you are both a record holder of shares and a beneficial holder of additional shares, you will receive a proxy card(s) directly from us as well as a voting instruction card from your bank, broker or other nominee.

What is a broker non-vote and what effect does it have?

Brokers or other nominees who hold our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. However, your broker or other nominee is not permitted to vote on your behalf on the election of directors (Proposal 1) and other non-routine matters (including Proposals 3 and 4) unless you provide specific voting instructions to them by completing and returning the voting instruction card sent to you or by following the instructions provided to you by your broker, trustee or nominee to vote your shares via telephone or the Internet.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Therefore, if you hold your shares beneficially through a broker, trustee or other nominee, you must communicate your voting instructions to them to have your shares voted.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote (i.e., it will not be considered a vote “cast”) with respect to a particular proposal.

What proposals am I being asked to vote on and what vote is required to approve each proposal?

You are being asked to vote on three proposals on the proxy card:

•

Proposal 1 (Election of Directors) requests the election of five Directors to the Class of 2017. You can specify whether your shares should be voted for all, some or none of the nominees. Under Ohio law and our Articles of Incorporation, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected (plurality). However, we have adopted a majority voting policy that is applicable in uncontested elections of Directors. This means that the plurality standard will determine whether a Director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a Director must exceed the number of votes “withheld” from that Director or the Director must submit his or her resignation. The Nominating and Corporate Governance Committee would then consider whether to accept or reject the resignation. Broker non-votes and abstentions will have no effect on the election of Directors and are not counted under our majority voting policy. Holders of our common stock do not have cumulative voting rights with respect to the election of directors.

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Proposal 2 (Ratification of Independent Auditors) requests that shareholders ratify the appointment of Ernst & Young LLP as our independent auditors. You can specify whether you want to vote “for” or “against,” or abstain from voting for this proposal. Proposal 2 requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. This means that the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Votes on Proposal 2 that are marked “abstain” will have the same effect as votes “against” the proposal.

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Proposal 3 (Advisory Vote on Executive Compensation) requests an advisory vote on our executive compensation. We make this request on an annual basis. You may vote “for” or “against,” or abstain from voting for this proposal. Although the vote is not binding on us, Proposal 3 requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. This means that the number of votes cast “for” the proposal must exceed the number of votes “against” the proposal. Votes on Proposal 3 that are marked “abstain” will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the results of this proposal.

The Board is asking for your vote on Proposal 3 pursuant to requirements under Section 14A of the Securities Exchange Act of 1934. Currently, advisory “Say on Pay” votes are scheduled to be held once every year, with the 2014 vote expected to occur at our 2014 Annual Meeting.

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Proposal 4 (Declassify our Board of Directors) requests that shareholders approve amendments to our Amended and Restated Code of Regulations that, if adopted, would eliminate the classified structure of our Board of Directors over a three-year period. The declassification of our Board would be phased in starting with the 2015 Annual Meeting so that Directors up for election in 2015 would be elected to a one-year term. As a result, beginning with the election of Directors at the 2016 Annual Meeting, a majority of the Board would stand for election annually, and, beginning with the 2017 Annual Meeting, all Directors would stand for election annually. You may vote “for” or “against,” or abstain from voting on this proposal. Proposal 4 requires the affirmative vote of the holders of shares entitled to exercise not less than two-thirds (2/3) of the voting power of Lincoln shares. This means that two-thirds (2/3) of the voting power must be received in order for this proposal to pass. Broker non-votes and abstentions on Proposal 4 will have the same effect as votes “against” the proposal.

Our Directors do not know of any other matters that are to be presented at the meeting. If any other matters come before the meeting of which we failed to receive notice within the 30-day period from December 26, 2013 through January 25, 2014 (or that applicable laws otherwise would permit proxies to vote on a discretionary basis), it is intended that the persons authorized under solicited proxies will vote on the matters in accordance with their best judgment.

How do I vote?

Registered Holders

If your shares are registered in your name, you may vote in person or by proxy in any ONE of the following ways:

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Using a Toll-Free Telephone Number. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number 1-800-690-6903 using a touch-tone telephone. Have the information that is printed on your proxy card, in the box marked by the arrow available, and follow the instructions.

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Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may use a computer to access the website www.proxyvote.com. Have the information that is printed on your proxy card, in the box marked by the arrow available, and follow the instructions.

•	By Mail. After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.

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In Person at the Meeting. If you plan to attend the Annual Meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting. If you hold your shares in street name, and you also wish to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker. NOTE: Because 401(k) plan shares are held in a qualified plan, you are not able to vote 401(k) plan shares in person at the Annual Meeting.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Participants in the 401(k) Plan

If you participate in the 401(k) plan, the plan’s independent Trustee, Fidelity Management Trust Company, will vote your 401(k) plan shares according to your voting directions. You may give your voting directions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not return your proxy card or do not vote over the Internet or by telephone, the Trustee will not vote your plan shares. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Beneficial Holders of Shares Held in “Street Name”

If your shares are held by a bank, broker, trustee or some other nominee (in street name), that entity will give you separate voting instructions. Brokers and other nominees are not entitled to vote on the election of Directors, the advisory vote on executive compensation, or the proposal to declassify our Board of Directors, unless they receive voting instructions from the beneficial owner. Therefore, it is important that you instruct your bank, broker or other nominee on how you want your shares voted.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on the proposals?

Registered Shareholders

If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the election of all of the Director nominees, FOR the ratification of the appointment of our independent auditors, FOR the approval of the compensation of our named executive officers and FOR the proposal to declassify our Board of Directors.

“Street Name” Shareholders

Your broker or nominee may vote your uninstructed shares only on those proposals on which it has discretion to vote. Your broker or nominee does not have discretion to vote your uninstructed shares on non-routine matters such as Proposal 1 (election of Directors), Proposal 3 (advisory vote on executive compensation), and Proposal 4 (declassify the Board of Directors). However, your broker or nominee does have discretion to vote your uninstructed shares on routine matters such as Proposal 2 (ratification of independent auditors).

May I revoke my proxy or change my vote?

Yes. You may change or revoke your proxy prior to the closing of the polls in any one of the following FOUR ways:

1.	by sending a written notice to our Corporate Secretary stating that you want to revoke your proxy;

2.	by submitting a properly completed and signed proxy card with a later date (which will automatically revoke the earlier proxy);

3.	by entering later-dated telephone or Internet voting instructions (which will automatically revoke the earlier proxy); or

4.

by voting in person at the Annual Meeting after requesting that the earlier proxy be revoked. NOTE: Because 401(k) plan shares are held in a qualified plan, you are not able to revoke or change your vote on 401(k) plan shares at the Annual Meeting.

If your shares are held by a bank, broker, trustee or some other nominee, you will have to check with your bank, broker, trustee or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy card or indicate so when prompted if you are voting by telephone or over the Internet.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate the votes. Broadridge will separately tabulate “for,” “against” and “withhold” votes, abstentions and broker non-votes. Broadridge will also act as our inspector of elections at the Annual Meeting. All properly signed proxy cards and all properly recorded Internet and telephone votes (including votes marked “abstain” and broker non-votes) will be counted to determine whether or not a quorum is present at the meeting.

May I receive future shareholder communications over the Internet?

If you are a registered shareholder, you may consent to receiving future shareholder communications (e.g., proxy materials, Annual Reports and interim communications) over the Internet instead of the mail. You give your consent by marking the appropriate box on your proxy card or following the prompts given you when you vote by telephone or over the Internet. If you choose electronic access, once there is sufficient interest in electronic delivery, we will discontinue mailing proxy statements and Annual Reports to you. However, you will still receive a proxy card, together with a formal notice of the meeting, in the mail.

Providing shareholder communications over the Internet will reduce our printing and postage costs and the number of paper documents that you would otherwise receive. If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

If your shares are held through a bank, broker, trustee or some other nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

In addition, our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Annual Report and this proxy statement are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

When are shareholder proposals due for next year’s Annual Meeting in 2015?

In order for proposals to be considered for inclusion in next year’s proxy statement for the 2015 Annual Meeting, a shareholder proposal submitted under Rule 14a-8 of the Securities Exchange Act of 1934 must be received in writing by the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199 on or before November 21, 2014, and it must otherwise comply with Rule 14a-8. In addition, if shareholders want to present proposals at our 2015 Annual Meeting other than through the process set forth in Rule 14a-8, they must comply with the requirements set forth in our Amended and Restated Code of Regulations, which we refer to as our “Regulations.” Specifically, they must provide written notice containing certain information as described in our Regulations and such notice must be received no later than January 24, 2015 and no earlier than December 25, 2014. If notices delivered pursuant to the Regulations are not timely received, then we will not be required to present such proposals at the 2015 Annual Meeting. If the Board of Directors chooses to present any information submitted after the deadlines set forth in the Regulations at the 2015 Annual Meeting, then the persons named in proxies solicited by the Board for the 2015 Annual Meeting may exercise discretionary voting power with respect to such information.

May I submit a nomination for Director?

Our Regulations permit shareholders to nominate one or more persons for election as a Director but require that nominations be received in the Corporate Secretary’s Office at least 80 days before the date of the annual meeting at which the nomination is to be made, as long as we publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. Alternatively, shareholder nominations for Director must be received in the Corporate Secretary’s Office no later than the close of business on the tenth day following the day on which we publicly announced the date of the annual meeting in those instances when we have not publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. For complete details on the nomination process, contact our Corporate Secretary at the address below.

To nominate a candidate for election as Director, you must send a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199. The notice must include certain information about you as a shareholder of Lincoln and about the person you intend to nominate, including a statement about the person’s willingness to serve, if elected. Specifically, each notice must include: (1) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated, (2) a representation that the shareholder is a holder of record of stock of Lincoln entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder, (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board of Directors, and (5) the consent of each nominee to serve as a director of Lincoln if so elected.

For this year’s Annual Meeting, we had to receive nominations not later than the close of business on February 3, 2014 as we publicly announced the date of this year’s Annual Meeting on January 16, 2014, which is more than 90 days prior to this year’s Annual Meeting date. Accordingly, no additional nominations can be made for this year’s Annual Meeting.

How do I contact Lincoln?

For general information, shareholders may contact Lincoln at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Amanda Butler, Director, Investor Relations

Throughout the year, you may visit our website at www.lincolnelectric.com for information about current developments at Lincoln.

How do I contact the Directors?

Shareholders may send communications to any or all of our Directors through the Corporate Secretary at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Corporate Secretary

The name of any specific intended Board recipient should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipients. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence and, in his discretion, not forward certain items if they are deemed of a frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere within Lincoln for review and possible response.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Regulations currently provide for three classes of Directors whose terms expire in different years. Ohio’s General Corporation Law provides that, unless another voting standard is stipulated in the Articles of Incorporation, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected as Directors of Lincoln (plurality standard). In addition, we have adopted a majority voting policy with respect to uncontested elections of Directors. The majority voting policy is described in detail below under “Corporate Governance.” Accordingly, for the 2014 Annual Meeting, the plurality standard will determine whether a Director nominee is elected but, under our majority voting policy, if any Director fails to receive a majority of the votes cast in his or her favor, the Director will be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee of the Board would then consider each resignation and recommend to the Board whether to accept or reject it.

Under our current classified Board structure, of our three Director classes, one class will hold office until the 2014 Annual Meeting, one class will hold office until the 2015 Annual Meeting and one class will hold office until the 2016 Annual Meeting, in each case to serve until their successors are duly elected and qualified. Should Proposal 4 (declassify our Board of Directors) pass by the required two-thirds (2/3) vote, the declassification process will commence with the Directors scheduled for election in 2015. Accordingly, if the declassification proposal passes, the Directors up for election at this Annual Meeting to serve until 2017 will be elected to a three-year term, and the class of Directors up for election at the 2015 Annual Meeting will be the first class of Directors up for election for a one-year term.

Election of Five Directors to Serve Until 2017

At the 2014 Annual Meeting, five Directors will be elected to serve for a three-year term until the 2017 Annual Meeting and until their successors are duly elected and qualified. Unless otherwise directed, shares represented by proxy will be voted FOR the following:

Class of 2017. The class of Directors whose term ends in 2017 has been fixed at five. David H. Gunning, G. Russell Lincoln, Christopher L. Mapes, Phillip J. Mason and Hellene S. Runtagh are standing for election. All of the nominees have been elected previously by the shareholders, except for Mr. Mason who joined our Board in July 2013. Mr. Mason was elected to the Board upon the recommendation of the Nominating and Corporate Governance Committee after a board search firm sent the Company his credentials.

Each of the nominees has agreed to stand for election and has agreed, in accordance with our majority voting policy, to tender his resignation in the event that he or she fails to receive a majority of the votes cast in his or her favor. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies solicited by the Directors may be voted for the substitute. We have no reason to believe that any of the nominees will be unable to stand for election.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DAVID H. GUNNING, G. RUSSELL LINCOLN, CHRISTOPHER L. MAPES, PHILLIP J. MASON AND HELLENE S. RUNTAGH TO THE CLASS OF 2017

PROPOSAL 1 (CONTINUED)

Annual Meeting Attendance

Directors are expected to attend each annual meeting. All of the Director nominees, as well as the continuing Directors, plan to attend this year’s Annual Meeting. At the 2013 Annual Meeting, all of our Directors were in attendance, except for Mr. Mason, who did not join our Board until July 2013.

The following table sets forth biographical information about the Director nominees and the Directors whose terms of office will continue after this Annual Meeting. Except as otherwise indicated, each of the Director nominees and continuing Directors has held the occupation listed below for more than five years.

None of the Director nominees or continuing Directors has any special arrangement or understanding with any other person pursuant to which the Director nominee or continuing Director was or is to be selected as a Director or nominee. There are no family relationships, as defined by SEC rules, among any of our Directors or executive officers. SEC rules define the term “family relationship” to mean any relationship by blood, marriage or adoption, not more remote than first cousin.

DIRECTOR NOMINEES FOR ELECTION FOR CLASS OF 2017

David H. Gunning, Age 71

Term Expires/Service: 2014 – Director since 1987 and Lead Director since April 2013.

Recent Business Experience: Mr. Gunning is the former Vice Chairman of Cliffs Natural Resources, Inc. (an iron ore and coal mining company formerly known as Cleveland-Cliffs Inc), a position he held from 2001 until his retirement in 2007. Prior to that, Mr. Gunning served as Chairman, President and Chief Executive Officer of Capital American Financial Corp. Mr. Gunning is also a lawyer and practiced law for many years as a corporate partner with Jones Day.

Directorships: Mr. Gunning is a member of the Board of Directors of MFS Funds, Inc. (since 2004). Mr. Gunning served on the Boards of Directors of Cliffs Natural Resources, Inc. (2001 to 2007), Portman Mining Ltd. (2005 to 2008), Southwest Gas Corporation (2000 to 2004) and Development Alternatives, Inc. (pre-1993 to May 2013).

Director Qualifications: Mr. Gunning brings to the Board (and its Compensation and Executive Development and Nominating and Corporate Governance Committees) chief executive officer and senior management experience (with public companies), public company board experience and corporate legal skills. Additionally, Mr. Gunning’s relatively long tenure as a Director provides the Board with a valuable perspective on Lincoln’s challenges within its industry.

PROPOSAL 1 (CONTINUED)

G. Russell Lincoln, Age 67

Term Expires/Service: 2014 – Director since 1989.

Recent Business Experience: Mr. Lincoln is President of N.A.S.T. Inc. (a personal investment firm), a position he has held since 1996. Prior to joining N.A.S.T. Inc., Mr. Lincoln served as the Chairman and Chief Executive Officer of Algan, Inc.

Director Qualifications: As an entrepreneurial businessman with experience, including 25 years running a $50 million business, Mr. Lincoln understands business risk and the importance of hands-on management. Mr. Lincoln is the grandson of J. F. Lincoln, who pioneered the use of incentive management, and he appreciates our corporate culture. His leadership role and his investment experience serve Lincoln Electric well as a member of the Audit and Finance Committees of the Board.

Christopher L. Mapes, Age 52

Term Expires/Service: 2014 – Director since 2010.

Recent Business Experience: Mr. Mapes is Chairman, President and Chief Executive Officer of Lincoln. Mr. Mapes has served as President and Chief Executive since December 31, 2012. On December 21, 2013, Mr. Mapes was appointed as Chairman of the Board in addition to his other responsibilities. From September 2011 to December 31, 2012, Mr. Mapes served as the Chief Operating Officer of Lincoln. From 2004 to August 2011, Mr. Mapes served as an Executive Vice President of A.O. Smith Corporation (a global manufacturer with a water heating and water treatment technologies business, which has residential, commercial, industrial and consumer applications) and the President of its former Electrical Products unit. Prior to joining A.O. Smith, he was the President, Motor Sales and Marketing of Regal Beloit Corporation (a manufacturer of electrical and mechanical motion control products) from 2003 to 2004.

Directorships: Mr. Mapes is a member of the Board of Directors of The Timken Company (since February 14, 2014).

Director Qualifications: As an experienced executive officer of Lincoln as well as other large, global public companies engaged in manufacturing operations, Mr. Mapes understands the manufacturing industry and the challenges of global growth. He is also familiar with the welding industry generally, given his service to Lincoln as Chief Executive Officer and Chief Operating Officer and that one of his former employers (Superior Essex) has been a supplier to Lincoln. In addition to his business management experience, Mr. Mapes has a law degree.

PROPOSAL 1 (CONTINUED)

Phillip J. Mason, Age 63

Term Expires/Service: 2014 – Director since July 2013.

Recent Business Experience: Mr. Mason is the former President of the Europe, Middle East & Africa Sector (EMEA Sector) of Ecolab, Inc. (a leading provider of food safety, public health and infection prevention products and services), a position he held from 2010 until his retirement in 2012. Mr. Mason brings 35 years of international business experience to the Board and its Audit and Finance Committees, including starting, developing and growing businesses abroad in both mature and emerging markets. Prior to leading Ecolab’s EMEA Sector, Mr. Mason had responsibility for Ecolab’s Asia Pacific and Latin America businesses as President of Ecolab’s International Sector from 2005 to 2010 and as Senior Vice President, Strategic Planning in 2004.

Director Qualifications: Mr. Mason has over 35 years of international business experience with experience in establishing businesses in China, South Korea, Southeast Asia, Brazil, India, Russia, Africa and the Middle East. Mr. Mason’s executive leadership of an international business sector for a U.S. publicly-held company provides him with extensive international business expertise in a business-to-business environment, including industrial sectors. Additionally, he brings a strong finance and strategic planning background, including merger and acquisition experience, along with significant experience working with and advising boards on diverse issues confronting companies with international operations.

Hellene S. Runtagh, Age 65

Term Expires/Service: 2014 – Director since 2001.

Recent Business Experience: Ms. Runtagh is the former President and Chief Executive Officer of the Berwind Group (a diversified pharmaceutical services, industrial manufacturing and real estate company), a position she held in 2001. From 1997 through 2001, Ms. Runtagh was Executive Vice President of Universal Studios (a media and entertainment company). Prior to joining Universal Studios, Ms. Runtagh spent 27 years at General Electric Company (a diversified industrial company) in a variety of leadership positions.

Directorships: Ms. Runtagh has served on the Board of Directors of Harman International Industries, Inc. since 2008 and NeuStar, Inc. since 2006. In addition, Ms. Runtagh was a member of the Board of Directors of IKON Office Solutions Inc. from 2007 to 2008, Avaya Inc. from 2003 to 2007 and Covad Communications Group from 1999 to 2006.

Director Qualifications: Ms. Runtagh has over 30 years of experience in management positions with global companies. Ms. Runtagh’s responsibilities in management have ranged from marketing and sales to finance, as well as engineering and manufacturing. Ms. Runtagh’s diverse management experience, including growing those businesses while maintaining high corporate governance standards, and her extensive experience as a director of public companies, make her well-positioned for her role as a Director, member of the Compensation and Executive Development Committee (where she is Chair) and member of the Nominating and Corporate Governance Committee.

CONTINUING DIRECTORS

Class of 2015

Harold L. Adams, Age 74

Term Expires/Service: 2015 – Director since 2002.

Recent Business Experience: Mr. Adams has been Chairman Emeritus of RTKL Associates Inc. (an architectural and engineering firm) since 2003, and is the former Chairman, President and Chief Executive Officer of RTKL, a position he held from 1967 to 2003.

Directorships: Mr. Adams has been a member of the Board of Directors of Commercial Metals Company since 2004 and Legg Mason, Inc. since 1988.

Director Qualifications: Mr. Adams served for 36 years as Chairman, President and Chief Executive Officer of an international architectural firm with 14 offices worldwide. Mr. Adams has also served as a leader on U.S. business advisory councils with Korea and China and the Services Policy Advisory Board to the U.S. Trade Negotiator, and is Chairman of the Governor’s International Advisory Council for the State of Maryland. In these roles, Mr. Adams worked in every major international market in a myriad of economic climates and cultures. He also supervised the Chief Financial Officer and accounting department, dealing with independent auditors on global financial issues. Mr. Adams has years of experience serving on public company Boards and is an accomplished businessman. Mr. Adams has strong familiarity with Lincoln’s history and operational performance having served as its Lead Director from 2004 to April 2013. He continues to serve as a member of the Nominating and Corporate Governance Committee (where he is Chair) and as a member of the Audit Committee.

Curtis E. Espeland, Age 49

Term Expires/Service: 2015 – Director since 2012.

Recent Business Experience: Mr. Espeland has been Senior Vice President and Chief Financial Officer of Eastman Chemical Company (a chemical, fiber and plastic manufacturer) since 2008. Prior to his service as Senior Vice President and Chief Financial Officer, Mr. Espeland was Vice President, Finance and Chief Accounting Officer of Eastman Chemical from 2005 to 2008.

Director Qualifications: Mr. Espeland has extensive experience in corporate finance and accounting, having served in various finance and accounting roles, and ultimately as the Chief Financial Officer, at a large publicly-traded company (Eastman Chemical) for the past several years. Mr. Espeland also has significant experience in the areas of mergers and acquisitions, taxation and enterprise risk management. Mr. Espeland also served as an independent auditor at Arthur Andersen LLP having worked in both the United States and abroad (Europe and Australia). Mr. Espeland’s extensive accounting and finance experience, the Board has determined, qualifies him as an “audit committee financial expert.” This expertise makes Mr. Espeland an important member of the Audit Committee and the Finance Committee. In addition, Mr. Espeland’s international business experience is a valued asset for our global operations.

CONTINUING DIRECTORS (CONTINUED)

Robert J. Knoll, Age 72

Term Expires/Service: 2015 – Director since 2003.

Recent Business Experience: Mr. Knoll is a former Partner of Deloitte & Touche LLP (an accounting firm), a position he held from 1978 to his retirement in 2000. From 1995 to 1999, Mr. Knoll served as National Director of the firm’s Accounting and Auditing Professional Practice with oversight responsibility for the firm’s accounting and auditing consultation process, SEC practice and risk management process.

Director Qualifications: Mr. Knoll brings a wealth of accounting and auditing experience, with 32 years as a certified public accountant and 22 years as a partner at Deloitte & Touche LLP. Mr. Knoll’s experience directing complex audit processes, and his understanding of the operations of international manufacturing companies similar to Lincoln, provides the Board with valuable expertise and, the Board has determined, qualifies Mr. Knoll as an “audit committee financial expert.” This experience also makes Mr. Knoll a key member of the Audit Committee (where he is Chair) and the Finance Committee.

Class of 2016

Stephen G. Hanks, Age 63

Term Expires/Service: 2016 – Director since 2006.

Recent Business Experience: Mr. Hanks spent 30 years with global engineering and construction company Morrison Knudsen Corporation and its successor Washington Group International, Inc., serving the last eight years as President, CEO and a member of its Board of Directors and retiring in January 2008.

Directorships: Mr. Hanks is a member of the Board of Directors of McDermott International, Inc. (since 2009) and The Babcock & Wilcox Company (since July 2010). Mr. Hanks is also a member of the Board of Directors of The Washington Companies, which is privately-owned.

Director Qualifications: Mr. Hanks’ executive leadership of a U.S. publicly-held company with international reach has provided him with extensive experience dealing with the issues that these companies confront. His diverse professional skill set, including finance (having served as CFO of Morrison Knudsen) and legal competencies (such as enterprise risk management, corporate compliance and legal strategy), make him a valuable member of the Board, the Finance Committee (where he is Chair) and the Compensation and Executive Development Committee. Mr. Hanks’ experience as a Chief Executive Officer and Chief Financial Officer of a publicly-held company qualifies him as an “audit committee financial expert.”

CONTINUING DIRECTORS (CONTINUED)

Kathryn Jo Lincoln, Age 59

Term Expires/Service: 2016 – Director since 1995.

Recent Business Experiences: Ms. Lincoln is Chair/Chief Investment Officer of the Lincoln Institute of Land Policy (a non-profit educational institution teaching land economics and taxation), a position she has held since 1996. Ms. Lincoln also served as President of the Lincoln Foundation, Inc. (a non-profit foundation that supported the foregoing Institute until the two entities merged in 2006) from 1999 through 2006.

Directorships: Ms. Lincoln is an Advisory Board Member of the Johnson Bank, Arizona Region, a position she has held since 2006, before which she was a Board Member of Johnson Bank Arizona, N.A. beginning in 2001.

Director Qualifications: Ms. Lincoln’s leadership experience with a non-profit education and research institution where she has played a crucial role in strategic planning and asset allocation, as well as her experience with the Chautauqua Institution and an international non-profit organization related to land use/policy, make Ms. Lincoln a valuable contributor to a well-rounded board. Ms. Lincoln serves as a member of the Compensation and Executive Development and Nominating and Corporate Governance Committees. In addition, as a Lincoln family member and long-standing Director of Lincoln Electric, Ms. Lincoln has a keen sense of knowledge about Lincoln Electric and its founding principles.

William E. MacDonald, III, Age 67

Term Expires/Service: 2016 – Director since 2007.

Recent Business Experiences: Mr. MacDonald is the former Vice Chairman of National City Corporation (a diversified financial holding company), a position he held from 2001 until his retirement in 2006, where he was responsible for its seven-state regional and national corporate banking businesses, the Risk Management and Credit Administration unit, Capital Markets and the Private Client Group. Mr. MacDonald joined National City in 1968 and, during his tenure, held a number of key management positions, including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio bank.

Directorships: Mr. MacDonald was a member of the Board of Directors of American Greetings Corporation from 2007 until September 2013 when the company was privatized. In addition, Mr. MacDonald served on the Board of Directors of MTC Technologies, Inc. from 2002 to 2008 and The Lamson & Sessions Co. from 2006 to 2007 when, in each case, the boards were dismantled as a result of divestitures.

Director Qualifications: Mr. MacDonald brings experience in leading a large corporate organization with over 35,000 employees and structuring complex financing solutions for large and middle-market businesses to the Board and its Compensation and Executive Development and Finance Committees. In addition to his expertise in economic issues, Mr. MacDonald appreciates the human resources and development challenges facing a global, publicly-traded company.

CONTINUING DIRECTORS (CONTINUED)

George H. Walls, Jr., Age 71

Term Expires/Service: 2016 – Director since 2003.

Recent Business Experience: General Walls is the former Chief Deputy Auditor of the State of North Carolina, a position he held from 2001 through 2004. General Walls retired from the U.S. Marine Corps in 1993 with the rank of Brigadier General, after nearly 29 years of distinguished service.

Directorships: General Walls has served on the Board of Directors of The PNC Financial Services Group, Inc. since 2006. In addition, he was a member of the Board of Directors of Thomas Industries, Inc. from 2003 to 2005 when the board was dismantled as a result of a divestiture.

Director Qualifications: General Walls brings to the Board substantial financial acumen and experience supervising the audits of various government entities, including the Office of the Governor of North Carolina, all state agencies of North Carolina, all Clerks of Superior Court for North Carolina and all not-for-profit agencies that received state or federal funds during his tenure as Chief Deputy Auditor of the State of North Carolina, which serves him well as a member of the Audit Committee of the Board. General Walls also has significant experience in the leadership, management and ethics of large, complex organizations, aiding him in his services on the Nominating and Corporate Governance Committee of the Board. General Walls is also a National Association of Corporate Directors (NACD) Governance Fellow. In addition, General Walls understands the welding industry and at one point in time had oversight responsibility for the Marine Corps welding school and development program.

EXECUTIVE BIOGRAPHIES

The biographies of our executive officers are hereby incorporated by reference from our Form 10-K for the fiscal year ended December 31, 2013, filed on February 21, 2014, at page 9.

DIRECTOR COMMITTEES AND MEETINGS

We have a separately-designated standing Audit Committee established in accordance with SEC rules. We also have standing Compensation and Executive Development, Nominating and Corporate Governance and Finance Committees. Information on the current composition of each Committee, and the number of meetings held by each Committee during 2013, is set forth below.

Director	Audit	Compensation & Executive Development	Nominating & Corporate Governance	Finance
Harold L. Adams	—		Chair
Curtis E. Espeland	—			—
David H. Gunning (Lead Director)		—	—
Stephen G. Hanks		—		Chair
Robert J. Knoll	Chair			—
G. Russell Lincoln	—			—
Kathryn Jo Lincoln		—	—
William E. MacDonald, III		—		—
Christopher L. Mapes (Chairman)
Phillip J. Mason	—			—
Helene S. Runtagh		Chair	—
George H. Walls, Jr.	—		—
Number of Meetings – 2013	5	6	5	5

Audit Committee

Each of the Directors serving as members of our Audit Committee meets the independence standards set forth in the NASDAQ listing standards and have likewise been determined by the Board to have the financial competency required by the listing standards. In addition, because of the professional training and past employment experience of Messrs. Espeland and Knoll, the Board has determined that they are financially sophisticated Audit Committee Members under the NASDAQ listing standards and qualify as “audit committee financial experts” in accordance with SEC rules. Shareholders should understand that the designation of Messrs. Espeland and Knoll as “audit committee financial experts” is an SEC disclosure requirement and that it does not impose upon them any duties, obligations or liabilities that are greater than those generally imposed on them as members of the Audit Committee and the Board.

Principal Responsibilities:

•	appoints and determines whether to retain or terminate the independent auditors

•	approves all audit engagement fees, terms and services
•	approves any non-audit engagements

•	reviews and discusses the independent auditors’ quality control

•	reviews and discusses the independence of the auditors, the audit plan, the conduct of the audit and the results of the audit

•	reviews and discusses with management Lincoln’s financial statements and disclosures, its interim financial reports and its earnings press releases

•	reviews with Lincoln’s General Counsel legal matters that might have a significant impact on our financial statements

•	oversees compliance with our Code of Corporate Conduct and Ethics, including annual reports from compliance officers

•	reviews with management the appointment, replacement, reassignment or dismissal of the Vice President, Internal Audit, the internal audit charter, internal audit plans and reports

•	reviews with management the adequacy of internal control over financial reporting

•	A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Compensation and Executive Development Committee

Each of the Directors serving as members of our Compensation and Executive Development Committee meets the independence standards set forth in the Nasdaq listing standards and each of whom is deemed to be (1) an outside Director within the meaning of Section 162(m) of the U.S. Internal Revenue Code, and (2) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.

Principal Responsibilities:

•	reviews and establishes total compensation of our Chief Executive Officer and other executive officers

•	annually assesses the performance of our Chief Executive Officer and other executive officers

•	monitors our key management resources, structure, succession planning, development and selection processes and the performance of key executives

•	reviews and recommends to the Board, in conjunction with the Nominating and Corporate Governance Committee, the appointment and removal of our elected officers

•	administers our employee stock and incentive plans and reviews and makes recommendations to the Board concerning all employee benefit plans

•	reviews and recommends to the Board new or amended executive compensation plans

The Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority. Two exceptions to the foregoing are that the authority to delegate is not permitted with respect to awards under our 2006 Equity and Performance Incentive Plan (EPI Plan) to

any executive officers or any person subject to Code Section 162(m) and the authority to delegate is limited by Section 162(m) under our 2007 MICP, a plan that relates to awards subject to Code Section 162(m). See the Compensation Discussion and Analysis (CD&A) section below for more information on the Committee’s role with respect to executive compensation.

During 2013, the Committee adopted amendments to its Charter to reflect new Nasdaq listing requirements related to the independence of its members, as well as its advisors.

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Nominating and Corporate Governance Committee

Each of the Directors serving as members of our Nominating and Corporate Governance Committee meet the independence standards set forth in the Nasdaq listing standards.

Principal Responsibilities:

•	reviews external developments in corporate governance matters, and develops and recommends to the Board corporate governance principles for Lincoln

•	identifies and evaluates Board member candidates

•	reviews Director compensation, benefits and expense reimbursement programs

•	reviews periodically the quality, sufficiency and currency of information furnished to the Board by Lincoln management

•	reviews and recommends, in conjunction with the Compensation and Executive Development Committee, the appointment and removal of our elected officers

In evaluating Director candidates, including persons nominated by shareholders, the Committee expects that any candidate for election as a Director of Lincoln must have these minimum qualifications:

•	demonstrated character, integrity and judgment

•	high-level managerial experience or experience dealing with complex problems

•	ability to work effectively with others

•	sufficient time to devote to the affairs of Lincoln and these specific qualifications

•	specialized experience and background that will add to the depth and breadth of the Board

•	independence as defined by the Nasdaq listing standards

•	financial literacy

In evaluating candidates to recommend to the Board of Directors, in addition to the minimum qualifications discussed above and as stated in our Guidelines on Significant Corporate Governance Issues, the Committee considers whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin.

The Committee’s process for identifying and evaluating nominees for Director includes annually preparing and discussing prospective Director specifications, which serve as the baseline to evaluate candidates. From time-to-time, we have retained an outside firm to help identify candidates, but no such firm was retained during 2013.

Shareholders may nominate one or more persons for election as Director of Lincoln. The process for doing so is set forth above under the caption “May I submit a nomination for Director?”

See the narrative following the Director compensation table below for specific information on the Committee’s involvement in determining Director compensation.

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Finance Committee

Principal Responsibilities:

Considers and makes recommendations, as necessary, on matters related to the financial affairs and policies of Lincoln, including:

•	financial performance, including comparing our financial performance to budgets and goals

•	capital structure issues, including dividend and share repurchasing policies

•	financial operations

•	capital expenditures

•	strategic planning and financial policy matters, including merger and acquisition activity

•	pension plan funding and plan investment management performance

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Board Meetings

Our Board held five meetings in 2013. During 2013, each of our Directors serving in 2013 attended at least 75% of the total number of full Board meetings as well as meetings of committees on which he or she served (for the period served), except for Mr. Espeland. Mr. Espeland was absent from one Board meeting and one committee meeting due to a family loss and one Board meeting due to professional conflicts.

CORPORATE GOVERNANCE

Director Independence

Each of the non-employee Director nominees and continuing Directors meets the independence standards set forth in the Nasdaq listing standards, which are reflected in our Director Independence Standards (discussed below). The Nasdaq independence standards include a series of objective tests, such as that the Director is not an employee of Lincoln and has not engaged in various types of business dealings with Lincoln, to determine whether there are any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of the Director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Lincoln. The Board has adopted Director Independence Standards, which outline the independence standards set forth in the Nasdaq listing standards and outline specific relationships that are deemed to be categorically immaterial for purposes of director independence. The Director Independence Standards are available on our website at www.lincolnelectric.com.

During 2013, the independent Directors met in Executive Session, separate from the management Directors, in conjunction with each of the meetings of the Board. The Lead Director was the presiding Director of these sessions.

Lead Director

The Lead Director is appointed each year by the independent Directors at the organizational meeting of the Board following the Annual Meeting. The Lead Director serves as a liaison between the Chairman of the Board and the independent Directors, and presides over Executive Sessions attended only by independent Directors. The Lead Director consults with the Chairman on the format and adequacy of information the Directors receive and the effectiveness of the Board meeting process and has independent authority to review and approve Board meeting agendas and schedules, as well as the authority to request from our officers any company information deemed desirable by the independent Directors. The Lead Director may also speak on behalf of Lincoln, from time to time, as the Board may decide.

In April 2013, David H. Gunning was elected as the Lead Director for 2013-2014, replacing Harold L. Adams following eleven years of consecutive service as Lead Director.

Board Leadership

On December 20, 2013, John M. Stropki retired from his role as Executive Chairman and as a member of our Board. Our Executive Chairman acted until his retirement as a liaison between our Board and management and offered high-level guidance to our Chief Executive Officer.

On December 21, 2013, Mr. Mapes, the President and Chief Executive Officer, was elected Chairman in addition to his other responsibilities. This action was part of our succession planning for senior leadership. Our Chairman, President and Chief Executive Officer is responsible for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. He is accountable for Lincoln’s performance and reports directly to our Board. Our Chairman also:

•	works closely with our management to develop the company’s strategic plan;

•	works with our management on transactional matters by networking with strategic relationships;

•	ensures that our Board fulfills its oversight and governance responsibilities;

•	ensures that our Board sets and implements our goals and strategies;

•	establishes procedures to govern our Board’s work;

•	ensures that the financial and other decisions of our Board are fully, promptly and properly carried out;

•	ensures that all members of our Board have opportunities to acquire sufficient knowledge and understanding of our business to enable them to make informed judgments;

•	presides over meetings of our shareholders; and

•	provides leadership to our Board and sets the agenda for, and presides over, Board meetings.

Our Board believes having one individual serve as Chairman and Chief Executive Officer is beneficial to us, as well as consistent with good corporate practices when coupled with a Lead Director. Mr. Mapes’ dual role enhances his ability to provide direction and insight on strategic initiatives impacting us and our shareholders. The Board also believes the dual role is consistent with good corporate governance practices, noting statements made by some governance commentators (such as the NACD and Conference Board) who have found no reason for a split when a counterbalance, such as a Lead Director, is present.

As noted above, our Board officially designates a Lead Director. Our Lead Director performs several important functions, including the coordination of the activities of the independent directors, providing input on agendas for Board and committee meetings and facilitating communications between the Chairman and the other members of our Board. The Lead Director works with the Chairman, President and Chief Executive Officer and the other Board members to provide strong, independent oversight of our management and affairs.

Risk Oversight and Assessment

In the ordinary course of business, we face various strategic, operating, compliance and financial risks. Our risk management processes seek to identify and address significant risks. Our Board oversees this enterprise-wide approach, and the Lead Director promotes our Board’s engagement in enterprise risk management. Additionally, the Audit Committee reviews major financial risk exposure and the steps management has taken to monitor and control risk. Board oversight includes both leadership initiatives and structured follow up and review. Our Board has integrated its enterprise risk management process with its strategic planning process, refining the distinction between strategic risks and operational risks. Our Board reviews both regularly.

Compensation-Related Risks

We regularly assess risks related to our compensation and benefit programs, including our executive programs, and our Compensation and Executive Development Committee is actively involved in those assessments. In addition, Towers Watson & Co., compensation consultants engaged by management, has provided a risk assessment of our executive programs in the past. As a result of all these efforts, we do not believe the risks arising from our executive compensation policies and practices are reasonably likely to have a material adverse effect on Lincoln.

Although we have a long history of pay-for-performance and incentive-based compensation, the programs contain many mitigating factors to ensure that our employees are not encouraged to take unnecessary risks. These factors include:

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•

Incentives focused primarily on the use of reportable and broad-based financial metrics (such as EBIT, net income growth and ROIC), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	Caps on the maximum payout for cash incentives (currently 160% for the annual bonus and 200% for the cash long-term incentive program);

•	Stock ownership requirements for executives that encourage a longer-term view of performance;

•

Well-defined roles for oversight, review and approval of executive compensation, including the Compensation and Executive Development and Finance Committees of the Board and a broad-based group of functions within the organization (including Human Resources, Finance, Audit and Legal); and

•	A clawback policy that applies to all incentive compensation for officers from 2011 forward.

Guidelines on Significant Corporate Governance Issues

Our Board has adopted Guidelines on Significant Corporate Governance Issues, which we refer to as our “Governance Guidelines,” to assure good business practices, transparency in financial reporting and the highest level of professional and personal conduct. These guidelines address current developments in the area of corporate governance, including developments in federal securities law, developments related to the Sarbanes-Oxley Act of 2002 and changes in the Nasdaq listing standards. The Governance Guidelines also provide for the annual appointment of our Lead Director and contain our majority voting policy with respect to uncontested elections of Directors as discussed below. In addition, the Governance Guidelines specify through an express confidentiality provision that, unless otherwise authorized by the Board, Directors are not to discuss confidential corporate business with third parties, and instead are to refer all inquiries concerning confidential corporate business to the Chief Executive Officer or the Chief Financial Officer.

Majority Voting Policy

Our Governance Guidelines include a majority voting policy that applies in uncontested elections of Directors. The Board has the exclusive power and authority to administer the policy, as well as to repeal the policy, in whole or in part, or to adopt a new policy as it deems appropriate.

Under the policy, in uncontested elections of Directors, any Director who fails to receive a majority of the votes cast in his or her favor would be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee would then consider each resignation and recommend to the Board whether to accept or reject it. If a Director’s tendered resignation is rejected by the Board, the Director will continue to serve for the remainder of his or her term and until a successor is duly elected. If a Director’s tendered resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

You can access our Governance Guidelines on our website at www.lincolnelectric.com.

Code of Corporate Conduct and Ethics

The Board also has adopted a Code of Corporate Conduct and Ethics to govern our Directors, officers and employees, including the principal executive officers and senior financial officers. We have satisfied, and in the future intend to satisfy, the disclosure requirements of Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, any provision of our Code of Corporate Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and relates to any element of the code of ethics definition as set forth in Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934, by posting such information on our website. You can access the Code of Corporate Conduct and Ethics, and any such amendments or waivers thereto (to date, there have been no such amendments or waivers), on our website at www.lincolnelectric.com.

DIRECTOR COMPENSATION

The following table details the cash retainers and fees, as well as stock-based compensation in the form of shares of restricted stock, received by our non-employee Directors during 2013.

Director	Fees Earned or Paid in Cash		Stock Awards[1]	All Other Compensation	Total
Harold L. Adams	$92,263		$89,981	$—	$182,244
Curtis E. Espeland	80,000	[2]	89,981	—	169,981
David H. Gunning	92,619		89,981	—	182,600
Stephen G. Hanks	85,119		89,981	—	175,100
Robert J. Knoll	92,500		89,981	—	182,481
G. Russell Lincoln	80,000		89,981	—	169,981
Kathryn Jo Lincoln	80,000		89,981	—	169,981
William E. MacDonald, III	80,000		89,981	—	169,981
Phillip J. Mason	34,600		125,448		160,048
Hellene S. Runtagh	90,000		89,981	—	179,981
George H. Walls, Jr.	80,000	[3]	89,981	—	169,981

[1]

On December 17, 2013, 1,262 shares of restricted stock were granted to each non-employee Director under our 2006 Stock Plan for Non-Employee Directors. Mr. Mason was granted an additional 582 shares of restricted stock upon joining the Board effective July 26, 2013. The Stock Awards column represents the grant date fair value under Accounting Standards Codification (ASC) Topic No. 718 based on a closing price of $71.30 and $60.94 per share on December 17, 2013 and July 26, 2013, respectively. See the discussion below entitled “2006 Stock Plan for Non-Employee Directors” for additional information regarding the plan. Assumptions used in the calculation of these amounts are included in footnote (9) to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 21, 2014.

As of December 31, 2013, the aggregate number of shares of restricted stock held by each non-employee Directors was 5,671 shares, except for Mr. Espeland, who joined our Board during 2012, and Mr. Mason, who joined our Board during 2013. Messrs. Espeland and Mason hold 4,459 and 1,844 shares of restricted stock, respectively.

As of December 31, 2013, the aggregate number of unexercised stock options held by each current non-employee Director who has received stock options was as follows: Mr. Gunning (11,000); Mr. Lincoln (11,000); and General Walls (11,000). All of the outstanding stock options were exercisable as of December 31, 2013. Mr. Adams, Mr. Hanks, Mr. Knoll, Ms. Lincoln and Ms. Runtagh do not hold any unexercised stock options. No additional stock options have been granted to the non-employee Directors since 2006. Accordingly, Messrs. Espeland, MacDonald and Mason never received any stock option awards as they were elected to the Board after 2006.

[2]	All of Mr. Espeland’s board fees were deferred under our Non-Employee Director’s Deferred Compensation Plan, which is detailed in the narrative below.

[3]	All of General Walls’ board fees were deferred under our Non-Employee Directors’ Deferred Compensation Plan, which is detailed in the narrative below.

General

Based upon the recommendations of the Nominating and Corporate Governance Committee, the Board determines our non-employee Director compensation. The Committee periodically reviews the status of Board compensation in relation to other comparable companies, trends in Board compensation and other factors it deems appropriate. The objectives of our non-employee Director compensation programs are to attract highly-qualified and diverse individuals to serve on our Board and to align their interests with those of our shareholders. An employee of Lincoln who also serves as a Director does not receive any additional compensation for serving as a Director, or as a member or chair of a Board committee. Mr. Mapes and Mr. Stropki (prior to his retirement as Executive Chairman) were employee Directors and, accordingly, did not receive compensation for their services as Directors in 2013.

The Committee also administers our Director equity incentive plans, including approval of grants of equity-based awards (currently, restricted stock), and makes recommendations to the Board with respect to equity-based plans for Directors. The Committee does not generally delegate any of its authority to other persons, although it has the power to do so.

Director Compensation Package for 2013

All non-employee Directors receive cash retainers and an annual stock-based award for serving on our Board. Stock-based compensation is provided under our 2006 Stock Plan for Non-Employee Directors. The details of our non-employee Director compensation program, which are unchanged from last year, are provided below.

[1]

We do not have separate meeting fees, except that if there are more than 8 full Board or Committee meetings in any given year, Directors will receive $1,500 for each full Board meeting in excess of 8 meetings and Committee members will receive $1,000 for each Committee meeting in excess of 8 meetings.

[2]

Beginning in 2010, the restricted stock agreements contain pro-rata vesting of the award upon retirement, as opposed to full vesting as was the case for prior awards. Accordingly, if a Director retires before the restricted stock award vests in full (3 years from the date of the grant), the Director will receive unrestricted shares equal to a portion of the original award calculated based on the Director’s length of service during the 3-year term.

[3]

The initial award will be pro-rated based on the Director’s length of service during the twelve-month period preceding the next regularly-scheduled annual equity grant (which normally occurs in the fourth quarter of each year).

Other Arrangements

We reimburse Directors for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings, or when traveling in connection with the performance of their services for Lincoln. With respect to the use of private aircraft, we will reimburse the Director for the cost of a first-class ticket (which amount is increased proportionately should other Directors or executives travel on the same flight).

Continuing Education

Directors are reimbursed ($5,000 is used as a guideline) for continuing education expenses (inclusive of travel expenses) for programs each Director may elect. More than a majority of our Directors are certified by the Corporate Directors Institute of the National Association of Corporate Directors (NACD), which offers continuing education programs for both new and experienced Directors.

Stock Ownership Guidelines

In keeping with the philosophy that Directors’ interests should be aligned with creating and sustaining shareholder value and as part of its continued focus on best practices with respect to corporate governance, all of our non-employee Directors must adhere to certain stock ownership guidelines. All non-employee Directors are required to accumulate over time a certain number of our common shares equal in value to at least four times the Board’s current annual cash retainer of $80,000 (or $320,000). Non-employee Directors have five years to satisfy the stock ownership guidelines, which can be satisfied by holding either (1) shares aggregating the specified dollar amount or (2) 8,179 shares, as set forth below in the table.

Retainer Multiple	Number of Shares
4 x annual retainer ($320,000)	8,179*
* Represents shares equal to $320,000 based on the closing price of $39.12 per share on December 30, 2011.

The Committee will review the guidelines every two and a half years to ensure that the components and values are appropriate. The next review is scheduled for 2014.

Restricted stock awards count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) do not. As of December 31, 2013, all of our non-employee Directors had satisfied the above stock ownership guidelines, except for Mr. Espeland who joined the Board during 2012.

2006 Stock Plan for Non-Employee Directors

The 2006 Stock Plan for Non-Employee Directors is the vehicle for the annual and initial grants of stock-based awards as discussed above. During 2013, non-employee Directors received an annual award of shares of restricted stock valued at approximately $90,000. In addition, upon initial election to the Board, non-employee Directors receive an award of restricted stock valued at approximately $90,000, which is pro-rated based on the length of service during the twelve-month period preceding the next regularly-scheduled annual equity grant (which normally occurs in the fourth quarter each year). Mr. Mason received a pro-rated award when he joined our Board in July 2013.

Recipients of shares of restricted stock have all of the rights of a shareholder with respect to the restricted stock, including the right to vote the shares. Under the terms of the awards, shares of restricted stock vest in full three years after the date of grant with accelerated vesting upon a change in control of Lincoln or upon the death or disability of the Director, as well as accelerated vesting of a pro-rata portion of the award upon retirement based on the Director’s length of service during the 3-year term. During the period in which the shares remain forfeitable, dividends are paid to the Directors in cash.

No stock options have been granted under the plan since 2006 as the Committee has opted to award restricted stock instead of stock options. With respect to prior awards of stock options, an option becomes exercisable after the optionee has continuously served as a Director for one year from the date of grant, with accelerated vesting upon a change in control of Lincoln or upon the death, disability or retirement of the Director. Once the Director has vested in his or her options, the option may be exercised in whole or in part with respect to 100% of the underlying common shares. Options granted under the plan have a 10-year term.

Non-Employee Directors’ Deferred Compensation Plan

Adopted in 1995, this plan allows the non-employee Directors to defer payment of all or a portion of their annual cash compensation. This plan allows each participating non-employee Director to:

•	elect to defer a specified dollar amount or a percentage of his or her cash compensation;

•	have the deferred amount credited to the Director’s account and deemed invested in one or more of the options available under the plan; and

•

elect to begin payment of the deferred amounts as of the earlier of termination of services as a Director, death or a date not less than one full calendar year after the year the fees are initially deferred.

The investment elections available under the plan are the same as those available to executives under our Top Hat Plan, which is discussed below in the narrative of the Nonqualified Deferred Compensation Table following the Compensation Discussion and Analysis section. Two Directors, General Walls and Mr. Espeland, elected to defer Board fees under the plan during 2013 as detailed above in the Director Compensation Table.

Directors’ Charitable Award Program

This program was terminated in 2003, other than for Directors already vested. Upon the death of a vested non-employee Director, we will donate an aggregate of $500,000 (in 10 annual installments) to one or more charitable organizations recommended by the vested Director and approved by Lincoln. This program is funded through insurance policies on the lives of the vested Directors. No premiums were paid during 2013 as the policies were fully-funded as of the end of 2005.

All charitable deductions and the cash surrender value of the policies accrue solely to Lincoln; the vested Directors derive no financial benefit. The current non-employee Directors who are vested in the program are David H. Gunning, G. Russell Lincoln and Kathryn Jo Lincoln.

RELATED PARTY TRANSACTIONS

Any related party transactions concerning Lincoln and any of its directors or officers (or any of their immediate family members, defined as children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and any other persons sharing a household (other than a tenant or employee)), including those that are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, are to be disclosed to and approved by the Chief Compliance Officer, Director of Compliance and the Audit Committee of the Board. We define “related party transactions” generally as transactions in which the self-interest of the employee, officer or Director may be at odds or conflict with the interests of Lincoln, such as doing business with entities that are or may be controlled or significantly influenced by such persons or their immediate family members. It is our policy to avoid related party transactions; related party transactions involving our officers are generally prohibited. Our related party transaction policies can be found in our Code of Corporate Conduct and Ethics, as well as the Audit Committee Charter, both of which are available on our website.

In February 2014, the Audit Committee considered and approved a related party transaction involving P&R Specialty, Inc., a supplier to Lincoln. Greg D. Blankenship, the brother of George D. Blankenship, is the sole stockholder and President of P&R Specialty, Inc. During 2013, we purchased approximately $2.9 million worth of products from P&R Specialty in ordinary course of business transactions. George D. Blankenship has no ownership interest in or any involvement with P&R Specialty. We believe that the transactions with P&R Specialty were, and are, on terms no less favorable to us than those that could have been obtained from unaffiliated parties.

AUDIT

AUDIT COMMITTEE REPORT

The Audit Committee consists solely of independent Directors within the meaning of the Nasdaq listing standards. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under PCAOB Auditing Standards 16, Communications with Audit Committees. In addition, the Committee has received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence.

The Committee discussed with our internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Committee and the Board have also recommended the selection of our independent auditors for the year ending December 31, 2014 and the ratification thereof by the shareholders.

By the Audit Committee:

Robert J. Knoll, Chair

Harold L. Adams

Curtis E. Espeland

G. Russell Lincoln

Phillip J. Mason

George H. Walls, Jr.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Ernst & Young LLP as our independent auditors to examine our books of account and other records and our internal control over financial reporting for the fiscal year ending December 31, 2014.

Fees for professional services provided by Ernst & Young LLP as our independent auditors in each of the last two fiscal years, in each of the following categories are:

	2012	2013
Audit Fees	$3,011,000	$3,059,000
Audit-Related Fees	513,000	282,000
Tax Fees	200,000	131,000
All Other Fees	-	119,000
Total Fees	$3,724,000	$3,591,000

Audit Fees include fees associated with the annual integrated audit of the financial statements and internal control over financial reporting in 2013 and 2012, the reviews of our quarterly reports on Form 10-Q, statutory audits required for our international subsidiaries and services provided in connection with regulatory filings with the Securities and Exchange Commission. Audit-Related Fees for 2013 and 2012 primarily relate to audit services associated with acquisitions and audits of employee benefit plans. Tax Fees include tax compliance and tax advisory services. All Other Fees include the fees billed for products and services provided other than the services reported under Audit Fees, Audit-Related Fees and Tax Fees; these include fees related to assistance with the Conflict Minerals review.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services performed by our independent auditors, including the scope of and fees for such services. Requests for audit services, as defined in the policy, must be approved prior to the performance of such services. Generally, requests for audit-related services, tax services and permitted non-audit services, each as defined in the policy, must be presented for approval prior to the performance of such services, to the extent known at that time. The Committee has resolved that four specific categories of services, namely audit services, tax advisory services, international tax compliance services and audit-related services related to acquisitions and new accounting pronouncements, are permissible without itemized pre-approval in an amount not to exceed $50,000 for each of the foregoing services (other than international tax compliance, international tax advisory and tax transaction advisory services for which the amount is $100,000). Itemized detail of all such services performed is subsequently provided to the Committee. In addition, our independent auditors are prohibited from providing certain services described in the policy as prohibited services. All of the fees included in Audit-Related Fees, Tax Fees and All Other Fees shown above were pre-approved by the Audit Committee (or included in the $50,000 limit or $100,000 limit, as applicable, for certain services as detailed above).

Generally, requests for independent auditor services are submitted to the Audit Committee by our Executive Vice President, Chief Financial Officer and Treasurer (or other member of our senior financial management) and our independent auditors for consideration at the Audit Committee’s regularly scheduled meetings. Requests for additional services

PROPOSAL 2 (CONTINUED)

in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services is performed prior to its approval (unless such services are included in the categories of services that fall within the dollar limits detailed above). The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests under certain dollar thresholds provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as our independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not our shareholders ratify the appointment.

Majority Vote Needed

Ratification requires the affirmative vote of the majority of the shares of Lincoln common stock present or represented and entitled to vote on the matter at the Annual Meeting. Unless otherwise directed, shares represented by proxy will be voted FOR ratification of the appointment of Ernst & Young LLP.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following describes and analyzes our executive compensation programs and, specifically, how they apply to our “named executive officers.”1

2013 Named Executive Officers

Name	Title
Christopher L. Mapes	Chairman, President and Chief Executive Officer
Vincent K. Petrella	Executive Vice President, Chief Financial Officer and Treasurer
George D. Blankenship	Executive Vice President, President, Lincoln Electric North America
Frederick G. Stueber	Executive Vice President, General Counsel and Secretary
Steven B. Hedlund	Senior Vice President, Strategy and Business Development
John M. Stropki	Executive Chairman (through December 20, 2013)

This discussion and analysis contains statements regarding future performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements for other contexts.

Executive Summary

Our approach to executive compensation is generally the same as our approach to employee-wide compensation, with a strong belief in pay-for-performance and a long-standing commitment to incentive-based compensation. For example, virtually all domestic welding business employees participate in a bonus program designed to reward both company financial performance and individual contributions. The bonus has been paid every year since the 1930s. In 2013, this broad-based bonus pool was $100.7 million, the average bonus paid was 68.33% of an employee’s base pay and the average total cash compensation received (base and bonus) was $80,665. This was a 2.5% decrease from the bonus multiplier in 2012, after a 4.3% increase in the financial metric used for that program.

To maintain our performance-driven culture, we:

•       Expect our executives to deliver above-market financial results (and assess those results on a current and historical basis);

•       Provide systems that tie executive compensation to superior financial performance (and regularly verify that this pay-for-performance approach is operating as intended);

•       Take action when needed to address specific business challenges; and

•	Maintain good governance practices in the design and operation of our executive compensation programs, including consideration of the risks associated with those practices.

[1]	On December 20, 2013, John M. Stropki retired as Executive Chairman. On December 21, 2013, Christopher L. Mapes was elected Chairman in addition to his other responsibilities.

2013 Financial Performance – Above-Market Financial Results

We have a long track record of delivering increased value to our shareholders and we have typically delivered above-market performance, across various financial metrics over many cycles.

A critical component in assessing our financial results for compensation purposes is our comparison of our financial results to a peer group of companies, to the S&P 400 MidCap Index (in which we participate), to a subset that includes manufacturing companies in the S&P 400 MidCap Index (to obtain a more targeted understanding of performance) and, for certain metrics, to the S&P Composite 500 Stock Index (to obtain a broader understanding of performance). Within these groups, we consider various types of widely-reported financial metrics, each of which is related to our executive compensation programs in some way. These include earnings before interest and taxes (EBIT) growth as adjusted, net income growth, return on invested capital (ROIC), and 1-year, 3-year and 5-year total shareholder return (TSR). Some of these financial metrics directly impact our executive compensation programs, while others are the closest approximation to the metrics that we use in our programs.

The following tables illustrate Lincoln’s financial results for the most recent reporting periods and for the four prior reporting periods. They compare those results to our peer group, S&P 400 Midcap companies, S&P 400 Midcap manufacturing companies and, for TSR, S&P 500 companies. The percentile rankings show the position of Lincoln’s financial results compared to the particular group, with a 50th percentile ranking indicating median (or market) performance. Percentiles below 50 indicate below-market performance, while percentiles above 50 indicate above-market performance. Information is based on the most recently available public information (as accumulated by an independent third party), as of January 2014 when the analysis was performed. Definitions for certain financial ratios and non-GAAP financial measures utilized by the independent third party in the following table differ from those used by Lincoln. Adjusted EBIT, as utilized in the following table, is defined as operating income adjusted for special items as determined by an independent third party. ROIC, as utilized in the following table, is defined as the rolling 12-month net income divided by the sum of long-term debt and total shareholders’ equity as determined by an independent third party. TSR, as utilized in the following table, is defined as the net stock price change for Lincoln stock (LECO) plus dividends paid over the prescribed period of time.

Lincoln Peer Comparison

Trailing 12 months (for Lincoln ending):	September 2009	September 2010	September 2011	September 2012	September 2013	Calendar 2013
Lincoln’s Adjusted EBIT Growth	(59%)	34%	51%	37%	8%	15%
Percentile Rank to the:						Not Available
Peer Group	13th	62nd	75th	84th	52nd	-
S&P Midcap 400	12th	77th	85th	85th	55th	-
S&P Midcap 400 Manufacturing	16th	77th	79th	81st	58th	-

Trailing 12 months (for Lincoln ending):	September 2009	September 2010	September 2011	September 2012	September 2013	Calendar 2013
Lincoln’s Net Income Growth	(82%)	159%	78%	26%	6%	14%
Percentile Rank to the:						Not Available
Peer Group	5th	96th	67th	75th	50th	-
S&P Midcap 400	24th	93rd	87th	73rd	52nd	-
S&P Midcap 400 Manufacturing	26th	94th	84th	75th	55th	-

Most recently reported calendar year	2009	2010	2011	2012	TTM (for Lincoln ending Sept. 2013)	Calendar 2013
Lincoln’s ROIC	4%	11%	18%	19%	19%	19%
Percentile Rank to the:						Not Available
Peer Group	16th	53rd	69th	78th	78th	-
S&P Midcap 400	42nd	69th	89th	91st	91st	-
S&P Midcap 400 Manufacturing	37th	64th	90th	92nd	92nd	-

Most recently reported calendar year	2009	2010	2011	2012	2013	Trailing 12-months
Lincoln’s 1-Year TSR	8%	25%	22%	26%	49%	30%
Percentile Rank to the:
Peer Group	17th	10th	89th	58th	78th	76th
S&P Midcap 400	40th	50th	77th	70th	74th	68th
S&P Midcap 400 Manufacturing	38th	40th	76th	65th	70th	65th
S&P 500	38th	54th	76th	71st	73rd	62nd

Most recently reported calendar year	2007-2009	2008-2010	2009-2011	2010-2012	2011-2013	Trailing 36-months
Lincoln’s 3-Year TSR[1]	(2%)	(1%)	18%	24%	32%	28%
Percentile Rank to the:
Peer Group	40th	22nd	41st	79th	100th	98th
S&P Midcap 400	56th	41st	55th	78th	89th	89th
S&P Midcap 400 Manufacturing	56th	41st	50th	73rd	86th	86th
S&P 500	49th	49th	58th	80th	89th	88th

Most recently reported calendar year	2005-2009	2006-2010	2007-2011	2008-2012	2009-2013	Trailing 60-months
Lincoln’s 5-Year TSR[1]	11%	12%	7%	9%	25%	30%
Percentile Rank to the:
Peer Group	80th	64th	50th	62nd	50th	71st
S&P Midcap 400	81st	79th	66th	68th	73rd	71st
S&P Midcap 400 Manufacturing	74th	68th	60th	64th	64th	60th
S&P 500	79th	79th	68th	72nd	73rd	76th

[1]	Compounded annual growth rate.

Pay-for-Performance, Objectives and Process

In designing our executive compensation programs, a core philosophy is that our executives should be rewarded when they deliver financial results for the benefit of our shareholders. Therefore, we provide systems that tie executive compensation to superior financial performance. While we have typically delivered above-market financial performance (as described above), our executive compensation has generally been below the competitive market (as described below) – this means we have delivered financial results that are superior to the compensation we have paid to executives.

To assess pay-for-performance, we evaluate the relationship between “total direct realizable pay” for the named executive officers and our financial performance. This allows us to understand the degree of alignment between total compensation delivered for the prior three fiscal years and our financial performance, both relative to peers. Because we believe that trend information is an important component of our analysis, we have relied both on current and historical comparisons to assess pay-for-performance for 2013. This analysis is performed by management’s compensation consultant, Towers Watson & Co., with review and comment provided to the Compensation and Executive Development Committee (the “Committee”) by its independent consultant, Hay Group, Inc.

“Financial performance” is a composite of reported adjusted EBIT growth, net income growth, ROIC and TSR (the “composite”). To better understand a key financial metric, however, we also consider “financial performance” by exclusively looking at total shareholder return. “Total direct realizable pay” is the sum of the following components (using comparable components from the peer group):

•	Base pay for the applicable three-year period;

•	Actual annual bonus paid during the three-year period;

•	The value of any in-the-money stock options granted over the relevant three-year period (for Lincoln, this is based on the closing price of Lincoln common stock as of the most recent fiscal year-end);

•

The value of restricted shares and restricted stock units (“RSUs”) (which were awarded in place of restricted stock beginning in 2011) granted over the three-year period (for Lincoln, this is based on the closing price of Lincoln common stock as of the most recent fiscal year-end); and

•

The value of long-term performance units/shares over the relevant three-year period (for Lincoln, this includes payments under our cash long-term incentive program (“Cash LTIP”) during the three-year cycle and pro-rata amounts, at target, for awards that are mid-cycle).

As the charts below demonstrate, our financial performance results were above peer group results between 2010 and 2012, with our overall composite financial performance at the 80th percentile and our total shareholder return at the 77th percentile. We strive to have our total direct realizable compensation relatively aligned with the percentile of our financial performance to incent our key talent. However, for the same period, total direct realizable compensation was below this benchmark at the 57th percentile for the named executive officers. Therefore, we paid below our compensation targets for well above market financial performance. We believe the charts below demonstrate an appropriate relationship between our compensation programs and company financial performance.

Lincoln Electric Pay for Performance Composite Financial Comparison	Lincoln Electric Pay for Performance 3-Year TSR Comparison

Information for the above charts is based on the most recently available data as of December 2013 when the analysis was performed.

2013 Executive Compensation Actions

During 2013, financial results were similar to those displayed during 2012, which allowed us to maintain and not revert from our core philosophies on executive compensation. Key 2013 actions and results include:

•	2013 base pay increases for officers that were 8%, on average (excluding Mr. Mapes who transitioned to the CEO role during 2013).

•	Annual bonuses for officers that were, on average, 13% above target amounts as result of the strong financial and individual results delivered for 2013.

•	Cash LTIP payments made to the officers for the 2011 to 2013 cycle that were % above target amounts.

•	The split of our MIP bonus pool into two bonus groups – the “Executive Management Incentive Program” (EMIP) and the “Management Incentive Program” (MIP) – with the EMIP consisting of the same components as previously reported for the officer sub-group of the MIP but now consisting exclusively of officer participants, including all of our executive officers and NEOs. While this action was taken during 2013, the presentation of annual bonus information for 2013 throughout this document refers to the MIP as the EMIP change does not take effect until 2014.

•

Amendments to all outstanding restricted stock and RSU awards to provide for the potential of full accelerated vesting of the one award that falls closest to an EMIP or MIP participant’s retirement date (as opposed to the normal pro-rata vesting). If the individual retires on or after July 1st of the third year of the 3-year performance cycle applicable to the particular restricted stock or RSU award and if it is determined that the performance objectives have been met to provide for full accelerated vesting for active employees, the retired participant will now also participate in that full vesting.

•	A special executive retention award of RSUs made to two officers, including Mr. Hedlund. The awards vest ratably over seven years, commencing at age 55.

Good Governance Practices

In addition to our emphasis on above-market financial performance and pay-for-performance, we design our executive compensation programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of those governance practices are described in the Compensation-Related Risks section above. Other such practices include:

•	Annual reviews of market competitiveness and the relationship of compensation to financial performance;

•	Independent compensation consultants and legal advisors, retained directly by the Committee, to provide input and recommendations on our executive compensation programs;

•	No multi-year guarantees for compensation increases, including base pay, and no guaranteed bonuses;

•	The elimination of full vesting of equity awards upon retirement (vesting was changed to pro-rata) – this change also applied to Board equity awards;

•	No repricing or replacement of underwater stock options without prior shareholder approval;

•	No dividend or dividend equivalents paid while executive restricted stock or RSUs are unvested;

•	No equity awards and other long-term incentive compensation included in the pension calculation of our SERP;

•	No new participants added to our SERP since 2005;

•

No new grants of prior (or additional) years of service under our SERP (Mr. Stueber is the only current executive who has received a grant of prior service, which was awarded to him over eighteen years ago);

•

Change in control arrangements that do not provide for tax gross-ups, no longer provide for additional retirement service in the SERP, are limited to three times base pay and bonus (for the Chairman, President and CEO and with other executives receiving payments of only two or one times base pay and bonus) and mainly provide for payments only upon a double (not single) trigger;

•

No tax gross-up payments or tax reimbursements on compensation and benefits, other than tax equalization benefits that are available to all employees who are on international assignment and modest gross-up payments on employee relocation benefits (and which are a standard component of a U.S. company’s expatriate program and/or relocation benefits);

•

Modest perquisites, consisting of financial planning (for which imputed income is charged), an annual physical examination and reimbursement of club dues (for which, if not used exclusively for business purposes, imputed income is charged);

•	A broad clawback policy that applies to all recent incentive awards for officers;

•	Stock ownership requirements for our officers and Board of Directors, with a mid-cycle review to ensure they remain appropriate; and

•

The prohibition on hedging activities, such as cashless collars, forward sales, equity swaps and other similar arrangements. In addition, our insider trading policy was amended during 2012 to prohibit the pledging of Lincoln stock on a going-forward basis.

Our Compensation Philosophy

Core Principles

Our executive compensation programs consist of four main components: (1) base pay, (2) annual bonus (MIP) (EMIP for 2014), (3) long-term incentives and (4) benefits/perquisites, all of which are discussed in more detail below. Base pay is targeted at the 45th percentile of the competitive market (below market), while target total cash compensation (which includes an annual bonus that incorporates aggressive financial targets) is set at the 65th percentile of the market (above market). Long-term incentive compensation is set at the 50th percentile (at market), and is generally divided equally among three programs: (1) stock options (for U.S. and Canadian-payrolled employees), (2) RSUs, and (3) a Cash LTIP. Although not targeted to a specific competitive level, we believe our benefits, taken as a whole, are at the market median and our executive perquisites are below the market median.

We place the greatest emphasis on programs that reward financial and individual performance while striking a balance between different programs that reward both short-term and long-term financial performance. We believe that this structure is the most effective way to attract, motivate and retain exceptional employees. We use a variety of financial metrics in the operation of our programs (namely earnings before interest, taxes and bonus (EBITB), adjusted net income growth, average operating working capital to sales (AOWC/Sales), return on invested capital (ROIC) and share price appreciation) and we use a mixture of consolidated and business-specific financial goals, with no one factor receiving an excessive weighting.*

We use base pay and benefits to deliver a level of predictable compensation since our compensation programs are heavily weighted toward variable compensation. Therefore, fixed components, such as base pay, are generally set below the competitive market for each position, while incentive-based compensation, such as annual bonuses, are set above the competitive market and require above market financial performance. However, because annual bonuses (MIP, EMIP for 2014) reward short-term operating performance and are paid in cash, our long-term incentive compensation programs are weighted more heavily toward rewards for share price appreciation. In addition, individual performance plays a key role in determining the amount of compensation delivered to an individual in many of our programs, with our philosophy being that the best performers should receive the greatest rewards.

The following is a summary of our executive compensation and how each component fits within our core principles:

*	Please refer to Appendix B for definitions of certain financial metrics.

The Roles of the Committee, External Advisors and Management

The Committee, which consists solely of non-employee Directors, has primary responsibility for reviewing, establishing and monitoring all elements of our executive compensation programs. The Committee is advised by independent executive compensation consultants and independent legal counsel. Management provides recommendations and analysis to the Committee, and is supported in those efforts by its own executive compensation consultant.

The Committee

To set the levels of compensation for executive management, the Committee conducts an annual review of competitive market compensation, executive compensation trends, business needs, individual performance and our financial performance to peers. Based on these factors and, with input from its independent, executive compensation consultant, Hay Group, the Committee approves the design of our executive compensation programs.

The Committee regularly involves the full Board in its responsibilities. It establishes and then conducts a full Board review, in executive session, of the annual performance for the Chairman, President and CEO and his goals and objectives for the upcoming year. It relies on the full Board’s input when establishing annual compensation amounts for the Chairman, President and CEO. In addition, the Committee, with Board involvement, establishes procedures and conducts succession planning for the Chief Executive Officer and other executive management positions.

Chief Executive Officer and Management

Our management (particularly the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer) provides recommendations to the Committee relative to the philosophies underlying our compensation programs, components of these programs and levels of compensation. Specifically, the Chief Executive Officer recommends the compensation for the other executive management positions and provides the Committee with assessments of their individual performance, both of which are subject to Committee review. Relative to compensation setting, the Committee reviews the Chief Executive Officer’s recommendations and discusses them with their independent, executive compensation consultant to ensure the compensation recommendations are in line with our program’s stated philosophies and are reasonable when compared to our competitive market. Relative to individual performance assessments, which are based on achievement of various financial and leadership objectives set by the Chief Executive Officer, the Committee reviews specific performance components and makes suggestions for modifications where warranted.

External Advisors

The Committee receives assistance and advice from its independent executive compensation consultants at Hay Group, which has been retained by the Committee since the end of 2009. The Chair of the Committee selected Hay Group from a pool of compensation consultants after interviewing the firms. Management and at least one other member of the Committee also interviewed the firms. Hay Group advises on matters including competitive compensation analysis, executive compensation trends and plan design, peer group company configuration, competitive financial performance and financial target setting. The Committee, however, is not bound by the input, advice or recommendations of its consultant. While some of the analysis and data collection may be prepared initially by management (or its consultant), all work is reviewed by Hay Group, who discusses their findings directly with the Committee.

Hay Group reports directly to the Chairperson of the Committee and meets with the Committee in executive session without the participation of management. Considering all relevant factors, as required by the compensation consultant independence standards set forth in applicable SEC rules and Nasdaq listing standards, we are not aware of any conflict of interest that has been raised by the work performed by Hay Group.

In addition, since 2010, the Committee has retained the services of independent legal counsel to provide input on various matters. We are not aware of any conflict of interest related to the work performed by independent legal counsel, considering all factors required by Nasdaq listing standards.

Towers Watson & Co. provides executive compensation and other services directly to management. For executive compensation, Towers Watson performs the data analysis on competitive compensation, competitive financial performance and financial target setting. That analysis is provided to the Committee’s consultant to allow them to comment upon the findings and any recommendations being made by management.

Our Methodologies

Selection of Compensation Elements

As part of its annual review, the Committee evaluates whether changes in the philosophy or structure are warranted in light of emerging trends, business needs and/or financial performance. The Committee then uses competitive market data, performance assessments and management recommendations to set the pay components along the targets described above (for example, 45th percentile for base pay). Actual pay for the executive management will generally fall within a range of these targets (plus or minus 20%). Absent significant increases due to promotion, increases for break-through individual performance or significant changes in the competitive market data, pay increases are generally in line with national trends.

Market Comparison Data

We collect competitive market compensation data from multiple, nationally-published surveys, from proxy data for a peer group of companies and from proxy data for companies in the S&P Midcap 400 Index. All competitive market compensation data is statistically determined (through regression analysis) to approximate our revenue size. Survey data is also aged to approximate more current data.

Peer Group

We use a peer group of companies that consists of 29 publicly-traded industrial corporations that are headquartered in the United States, that serve a number of different market segments and that have significant foreign operations. These are companies for which Lincoln competes for talent and for shareholder investment.

In addition, we only select companies with solid historical financial results and we remove companies from the peer group when their financial performance falls below an acceptable level. The Committee conducts an annual review of our peer group. During 2013, we removed Cooper Industries from the peer group, due to the completion of its merger with and into Eaton Corp., and we added Colfax Corporation, which is now the owner of one of our direct competitors.

For 2013, our peer group was comprised of the following companies:

AGCO Corp	Deere & Co	IDEX Corp.	Regal Beloit Corporation
Ametek Inc	Donaldson Co	Illinois Tool Works	Rockwell Automation
Carlisle Companies Inc.	Dover Corp	ITT Corp	Roper Industries
Caterpillar Inc	Dresser-Rand Group Inc.	Kennametal Inc	SPX Corp
CLARCOR Inc	Eaton Corp	Nordson Corporation	The Toro Company
Colfax Corporation	Emerson Electric	Paccar Inc
Crane Company	Flowserve Corporation	Pall Corp
Cummins Inc	Graco Inc	Parker-Hannifin Corp

Compensation Structure

Business Needs.    The Committee’s independent, compensation consultants assist in presenting information about emerging trends in executive compensation, along with Committee members’ own reading and study. These trends are considered in light of our compensation philosophies and various business needs. Business needs that are evaluated can include: talent attraction or retention strategies, growth expectations, strategic programs, cost-containment initiatives, management development needs and our company culture. No single factor guides whether changes will be made. Instead, the Committee uses a holistic approach, considering a variety of factors.

Individual Performance.    Individual past performance is a significant factor in determining annual changes (up or down) to pay components. In addition, the annual bonus includes an individual performance component in determining the percentage of target to be paid (described below). Individual performance is measured against how well an executive achieves objectives established for him or her at the beginning of the year. For the past three years, performance ratings for the annual bonus have ranged from 95 to 130.

Pay-for-Performance Review.    In determining whether changes will be made to the existing philosophy or structure and before setting compensation levels for the upcoming year, the Committee conducts its annual assessment of Lincoln’s financial performance and pay-for-performance (both of which are described above). These reviews are used to evaluate whether executive pay levels are properly aligned with our financial performance.

In setting 2013 compensation (which was done in the fourth quarter of 2012), the Committee reviewed the composite financial performance for Lincoln (which included EBIT growth, adjusted net income growth, ROIC and 3-year TSR) versus those same metrics for the peer group companies, and it compared the level of total direct realizable pay for our named executive officers versus similar individuals in the peer group companies. The period used for this analysis was 2009 to 2011, the most recent full fiscal years available. The Committee also reviewed reported EBIT growth, adjusted net income growth, ROIC and 1-year and 3-year TSR for Lincoln, the peer group and companies in the S&P Midcap 400 Index. These metrics are similar to the financial components used by the Committee in determining our incentive compensation, but they are not all identical. Given the unavailability of certain metrics that we use in our programs, we have selected publicly-available financial metrics that are a close approximation to the ones we use.

Overall, the Committee noted that in both longer historical periods and the most recently completed fiscal year, pay levels were generally at or lower than the financial performance delivered. Taken as a whole, the Committee used this information to conclude that no significant changes were needed to our overall executive compensation philosophies for 2013.

Timing of Compensation Determinations and Payouts

Base pay levels, annual bonus targets and long-term incentive awards (which include stock options (for US and Canadian-payrolled employees), RSUs and a Cash LTIP) are set at the end of the prior year at a regularly-scheduled Committee meeting. Payout amounts for the annual bonus and the cash long-term incentive plan are determined after year-end, at the first available Committee meeting of the following year (normally in February) or a subsequent special meeting (normally in March), once final financial results are available.

Elements of Executive Compensation

Each compensation component for our named executive officers is described below, with specific actions noted that were taken during 2013. For 2013 compensation amounts, please refer to the Summary Compensation Table and other accompanying tables below.

Base Pay

Base compensation is provided to our executives to compensate them for their time and proficiency in their positions, as well as the value of their job relative to other positions at Lincoln. Base salaries are set based on the executive’s experience, expertise, level of responsibility, leadership qualities, individual accomplishments and other factors. That being said, we aim to set base salaries at approximately the 45th percentile of the market (slightly below market) in keeping with our philosophy that greater emphasis should be placed on variable compensation.

2013 and 2014 Base Pay

Base salary increases have been moderate for the past several years. On average, for 2013, base salaries for the named executive officers were slightly above the 45th percentile target, with an average increase of 7% (excluding Mr. Mapes). Mr. Mapes’ base pay for 2013 was increased by 57% to reflect his transition to Chief Executive Officer; however, even with this base pay adjustment, Mr. Mapes was still below the 45th percentile. Base pay for Mr. Stopki, former Executive Chairman, was unchanged for 2013.

For 2014, the average base pay increase for the named executive officers was 6% (which includes Mr. Mapes, whose base pay for 2014 was increased by 10% to reflect his transition to Chairman in addition to his other responsibilities).

Annual Bonus (MIP; EMIP for 2014)
and Total Cash Compensation

The Executive Management Incentive Plan
(EMIP) provides named executive officers
with an opportunity to receive an annual
cash bonus. In December 2013, in order to
more clearly align our executive groups with
the types of long-term incentives, benefits
and perquisites to which they are eligible,
the EMIP was created exclusively for
officers (with the MIP continuing for non-
officer executives). There are currently 17
individuals who participate in the EMIP,
including all of our named executive
officers. Our MIP group now includes 14
individuals. The components of the EMIP

bonus are the same as those applicable to the former, broader MIP group. We believe that, given base pay is below market, annual cash bonus opportunities should be above average to balance some of the risk associated with greater variable compensation. However, we also believe that above-market pay should only be available for superior individual and financial performance. Therefore, we target total cash compensation (base and bonus target) at the 65th percentile of the market, but use a structure that provides payments of above-average bonuses only where the individual’s performance, that of the entire company and that of his or her particular business unit warrant it. Financial performance goals are also set above market.

For 2013, 31 individuals participated in the MIP worldwide. For 2014, there are 17 participants in the EMIP, with one new individual added.

Annual Bonus (MIP) Matrix

The percentage of target bonus actually paid is based upon a matrix that takes into account financial performance and an executive’s individual performance. If either of these factors is not met, the percentage of target bonus paid is reduced, with the potential that no bonus will be paid. If either of these factors exceeds expectations, the percentage paid can be above the target amount, but only up to a maximum of 160% of target. The 2013 MIP matrix is as follows (which is unchanged from last year’s MIP matrix):

2013 MIP Matrix
Financial Performance
Individual Performance Rating	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%
	Percentage Payout
130	0	60%	80%	100%	115%	120%	125%	135%	140%	150%	160%
120	0	45%	70%	90%	110%	115%	120%	130%	135%	145%	150%
110	0	30%	55%	80%	105%	110%	115%	125%	130%	135%	140%
100	0	15%	40%	65%	95%	100%	110%	120%	125%	130%	135%
95	0	0	25%	45%	75%	90%	100%	110%	115%	120%	125%
90	0	0	0	25%	40%	70%	85%	90%	100%	105%	110%
85	0	0	0	0	25%	40%	65%	70%	80%	90%	95%
80	0	0	0	0	0	25%	40%	50%	60%	70%	80%
75	0	0	0	0	0	0	25%	30%	40%	50%	60%
70	0	0	0	0	0	0	5%	10%	25%	30%	40%
65	0	0	0	0	0	0	0	0	0	0	0

The 2014 EMIP matrix will be the same as presented above.

Occasionally, the Committee approves MIP (or EMIP for 2014) payments outside of the strict application of this matrix, either through positive or negative discretion. There were no such adjustments made for the 2013 MIP payments for any named executive officer.

Annual Bonus (MIP) Financial Metrics

A portion of the MIP (and EMIP for 2014) financial component is based upon achievement of company consolidated financial results and another portion may be attributable to regional/business unit financial results, depending upon the individual’s span of responsibility. The following is a summary of the financial components used for 2013 for the named executive officers:

2013 Annual Bonus (MIP) – Financial Metrics Used
	Consolidated Results	Business Unit Results
Christopher L. Mapes - Corporate role	100%	-
Vincent K. Petrella - Corporate role	100%	-
George D. Blankenship - Business unit leader	50%	50% North America
Frederick G. Stueber - Corporate role	100%	-
Steven B. Hedlund - Corporate role	100%	-
John M. Stropki - Corporate role	100%	-

By varying the financial metrics used based upon areas of responsibility, it is possible that certain participants will receive a higher percentage of target bonus while others will receive a lower percentage of target where the business unit performance for one participant is better than the business unit performance for the other. This is a key component of our pay-for-performance and incentive-based philosophies. For 2013, consolidated and most business units’ results were nearly at or below budgets. 2013 MIP payouts for our officers ranged from 16% below to 25% above targets, with an average payout of 13% above the target amounts.

EBITB.    One of the MIP (EMIP for 2014) financial metrics is the achievement of earnings before interest, taxes and the broad-based bonus referred to above (EBITB) as compared to budget. Since 2011, this metric accounts for 75% of the MIP financial component. EBITB to budget has been used as the financial metric for the MIP since its inception in 1997 because it is an important indicator of profitability. Budgets for the consolidated company and the various business units are set aggressively (based on the local and global economic climate), at the beginning of the year, are reviewed by the Finance Committee of the Board and are approved by the full Board. The following is a summary of historical results:

Historical EBITB to Budget[1]

	Consolidated Results	Business Unit Results
Average	101%	94%
Highest Level	141%[2]	162%[2]
Lowest Level	67%	4%

1 Since the inception of the MIP in 1997.

2 Capped, at the time, at 120%.

When performance goals are set, we believe that there is an equal probability of achieving EBITB to budget in any year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. For 2013, the consolidated EBITB budget was set at $545.7 million and actual performance, as adjusted, measured at budgeted exchange rates, was $527.6 million.

AOWC/Sales.    Since 2007, a second MIP (EMIP for 2014) financial metric, namely the achievement of budget for average operating working capital (AOWC) as compared to sales (AOWC/Sales), has been used as a reflection of our commitment to improving cash flow. Since 2011, AOWC/Sales accounts for 25% of the MIP financial component. The following is a summary of historical results:

Historical AOWC/Sales to Budget[1]

	Consolidated Results	Business Unit Results
Average	102%	93%
Highest Level	111%	123%
Lowest Level	88%	54%

1 For the 7-year period ending 2013.

Like EBITB, we believe that there is an equal probability of achieving AOWC/Sales in any given year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. For 2013, the consolidated AOWC/Sales budget was set at 24.7% and actual performance, excluding businesses acquired during the year, was 23.3%.

2013 Annual Bonus (MIP) and Total Cash Compensation

The 2013 MIP (EMIP for 2014) annual bonus targets for the named executive officers were established according to the principles discussed above. For 2013, target bonuses increased for the named executive officers by 11% if you exclude Mr. Mapes, whose target was doubled as he transitioned to the CEO role. The 2013 MIP targets for the named executive officers placed their total cash compensation (base and bonus targets), on average, below the broad-based survey group 65th percentile.

For 2013, actual MIP payments (as reported in the Summary Compensation Table) were above the amounts paid in 2012 for four of the six named executive officers and above 2013 target amounts for all of the named executive officers. On average, 2013 MIP payments for the named executive officers were 6% higher, excluding Mr. Mapes and Mr. Stropki, than the 2012 MIP payments and 17% above 2013 target amounts for all named executive officers. These bonus payments resulted in total cash compensation (base and actual MIP (bonus)) for the group that was, on average, slightly above the 65th percentile of the market.

In approving the 2013 MIP payments, the Committee assessed our EBIT growth for the most recent trailing twelve-month period and the four prior periods (EBIT growth being the closest publicly-available financial comparison for our EBITB to budget metric). The Committee also evaluated our ROIC for the first three quarters of 2013 and the four prior fiscal years (ROIC being the closest publicly-available financial comparison for our AOWC/Sales metric), all as reported above. The Committee noted that our financial performance compared to our peer group and companies in the S&P Midcap 400 Index was, in general, slightly above those groups for EBIT and net income growth and substantially above those groups for ROIC and total shareholder return in the most recent period, which resulted in an improvement in 2013 MIP officer payouts relative to 2012.

2014 Annual Bonus (EMIP) and Total Cash Compensation

EMIP targets for the named executive officers for 2014, established at the end of 2013, are set forth in the Grants of Plan-Based Awards Table below. The 2014 bonus targets reflect an increase from the 2013 target amounts of, on average, 2%, for the named executive officers (excluding Mr. Stropki who retired at the end of 2013). The Committee established these bonus targets, in consultation with Hay Group, based on our compensation philosophies, as well as competitive market data. The 2014 EMIP targets for the entire EMIP group (17 individuals, including the named executive officers) place total compensation (base and target bonus) for the group, on average, slightly above the survey group 65th percentile.

Long-Term Incentives

We believe that long-term incentive
opportunities should be provided to
focus rewards on factors that deliver
long-term sustainability for us and
should be established at the median (or
50th percentile) of the market. We have
targeted the median of the market, in
keeping with our pay-for-performance
philosophy, because we believe that
superior long-term financial growth itself
should be the main driver of above-
market long-term incentive
compensation. We also believe that
different financial metrics help drive
long-term performance. Therefore, we
have established a structure for long-
term incentives that combines several

different long-term metrics, with the greatest emphasis placed on share appreciation and non-cash awards.

Our long-term incentive program is made up of three components: (1) stock options (for U.S. and Canadian-payrolled employees), (2) RSUs (before 2011, restricted stock) and (3) a cash long-term incentive program. The value of each is weighted equally. This provides an even balance with respect to the different attributes and timing associated with each type of award. Annual awards of all three components are made to EMIP participants. The stock option and RSU awards for 2013 (made in the fourth quarter of 2012) and stock option and RSU awards for 2014 (made in the fourth quarter of 2013) were made under our EPI Plan. For 2013 and 2014 awards, 17 individuals were eligible to receive all three components, including, for both years, all of the named executive officers.

Equity Incentives

Stock Options.    Recognizing that equity awards are a valuable compensation tool, we extend stock options to senior managers and also make available certain one-time stock option grants to significant contributors, regardless of their position within Lincoln. The Committee has also set aside a pool of stock options that may be awarded throughout the year, at regularly-scheduled meetings, to non-executive employees who demonstrate break-through performance. Approximately 68% of the stock options covered by the awards made during 2013 were made to employees other than our named executive officers. A total of 314 employees (including our named executive officers) received stock options during 2013. Recipients of stock options for 2014 (made in late 2013) were U.S. and Canadian-payrolled employees. Previously, under our program, stock options were awarded to employees worldwide regardless of location. During 2011, the

Committee determined that RSUs would replace stock option awards for most non-U.S-payrolled employees in order to provide Lincoln with the ability to deduct the compensation for tax purposes (as stock option compensation outside of the U.S. is generally not deductible). Stock options for senior managers (including the named executive officers) vest ratably over a three-year period. Stock options for significant contributors vest after two years of service.

Restricted Stock Units. All EMIP and MIP participants (including the named executive officers) receive an annual RSU award. As is the case with respect to stock options, the Committee may award RSUs throughout the year, at regularly-scheduled meetings, to non-executive employees who demonstrate break-through performance. A total of 163 employees (including our named executive officers) received RSUs for 2013 and 143 employees (including our named executive officers) received RSUs for 2014.

The restricted stock and RSU awards for officers and MIP participants (key non-officers) vest after five years of service. However, vesting may be accelerated (to three years) if we meet or exceed the financial targets under the Cash LTIP for the applicable period (if the payout percentage relative to each financial metric is 100% or higher).

During 2013, we amended our outstanding RSU agreements (and legacy restricted stock agreements) to provide for the potential of full accelerated vesting of the one award that falls closest to an EMIP or MIP participant’s retirement date (as opposed to the normal pro-rata vesting). If the individual retires on or after July 1st of the third year of the 3-year performance cycle applicable to the particular restricted stock or RSU award and if it is determined by the Committee that the performance objectives have been met to provide for full accelerated vesting for active employees, the retired participant will now also participate in that full vesting.

The restricted stock and RSU awards for non-MIP and non-EMIP participants vest after either three or five years of service, based upon their position within the organization, but are not eligible for accelerated vesting under the Cash LTIP. The vesting schedule for restricted stock and RSU awards, as well as other components of the program, is explained in more detail below in the footnotes to the Grants of Plan-Based Awards table.

Valuation of Equity Awards. Stock option and restricted stock/RSU awards are based on assumed values. These assumed values consider a historical average of the stock price and are calculated approximately two weeks before the actual award. This allows us to recommend specific share awards at the time of grant, which is required under the terms of our EPI Plan. These valuations are different from the values shown in the Summary Compensation Table, which are calculated based on a grant date fair value (not a historical average). However, certain procedures exist (such as the timing for calculating theoretical values) which allow for a closer correlation in the assumed values of the equity awards and the accounting values disclosed on the Summary Compensation Table.

Normal Cycle and Out-of-Cycle Equity Awards. The Committee has sole discretion in awarding stock options and restricted stock/RSU awards and does not delegate its authority to management, nor does management select or influence the award dates. The date used for awards is the date of a regularly-scheduled Committee meeting which is fixed well in advance and generally occurs at the same time each year.

Occasionally, the Committee may approve limited, out-of-cycle special awards for specific business purposes or in connection with employee promotions or the hiring of new employees. In addition, the Committee has set aside a pool of equity awards to make quarterly grants to non-executive employees who demonstrate break-through performance throughout the year. During 2013, Mr. Hedlund received an award of 6,410 RSUs as a special executive retention award. There are no other currently outstanding special one-time grants of equity compensation for the named executive officers other than a special award of 60,000 stock options granted to Mr. Stropki in 2004 upon his appointment as Chief Executive Officer, a special award made to Mr. Blankenship during 2009 in connection with his promotion, a 2008 award of restricted stock and stock options to Mr. Hedlund in connection with his hiring, an award of approximately $200,000 worth of restricted stock to Mr. Stropki in 2010 as consideration for his agreement to modify his 2007-2009 restricted stock agreements, an award of 66,604 RSUs and 38,153 stock options made to Mr. Mapes in connection with his employment commencement and appointment as Chief Operating Officer during 2011, and the 2012 award of 33,161 RSUs to Mr. Mapes as a special retirement replacement and executive retention award in connection with his appointment as President and Chief Executive Officer as detailed above.

Cash Incentives

A cash long-term incentive plan, or Cash LTIP, has been in place for officers (EMIP participants for 2014) since 1997. The plan is designed to offer reward opportunities leveraged to the long-term performance of Lincoln and to provide line-of-sight for plan participants by tying rewards to operating performance. Target amounts for the plan are set each year at the beginning of a three-year performance cycle. Because awards are made each year and because each award relates to a three-year performance cycle, three different cycles will be running at any point in time. The percentage of the target amount actually paid at the end of the applicable three-year cycle will be based upon achievement of three-year company performance against pre-established performance thresholds. Each plan has six to seven performance thresholds with percentage payouts attributable to those thresholds ranging from 0% to 200% of target. The Committee retains discretion to modify payments to any participant, to modify targets and/or to modify the performance thresholds (up or down).

Performance Measures.    Since its inception, the Cash LTIP has used a performance measure of growth in adjusted net income over the three-year cycle. Beginning in 2009, the Committee added a second metric of ROIC and gave these two financial metrics a 50/50 weighting. The adjusted net income metric is an absolute metric. For the 2011 to 2013 performance cycle, the growth in adjusted net income over the three-year cycle is based on growth above $121,893,000 (which was the adjusted net income for 2010 when the 2011 to 2013 performance cycle was set). As the table on the next page demonstrates, to pay 100% of target, adjusted net income growth over the three-year cycle must be at or above 35% of $121,893,000.

From time to time, the Committee has considered and approved certain limited adjustments to reported net income (both positive and negative) in determining achievement of the performance measured against the thresholds. Each adjustment is reviewed in detail before it is made. The types of adjustments the Committee has considered include: rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposals of certain assets and other special items. To the extent an adjustment relates to restructuring or rationalization charges that are intended to improve organizational efficiency, a corresponding charge (equal to the adjustment) is amortized against future years adjusted net income until that adjustment is fully offset against the intended savings (generally this amortization occurs over a three-year period).

The ROIC metric for the 2011 to 2013 performance cycle is a relative value that is derived based on our performance as compared to our proxy peer group (as opposed to an absolute value).

Performance Thresholds.    In setting the performance thresholds for a new three-year period, the factors that the Committee may consider include, but are not limited to, internal, external and macro-economic factors. Performance thresholds are set aggressively (based on the economic climate). For the 2011 to 2013 cycle, because the performance thresholds were exceeded, payouts were made at             % of target for 18 eligible officers (including all of the named executive officers). Payments under the plan have been made in nine out of the fourteen completed three-year cycles. The following is a summary of all prior fourteen full cycles and the most recently completed cycle (2011 to 2013):

	2011 Cash LTIP (2011 to 2013 Cycle)
	% of Target Paid after 3-Year Cycle	Growth in Net Income over 3-Year Cycle	3-Year Average ROIC
	0%	Less than 10%	Less than 40th
Threshold	25%	10%	40th Percentile
	50%	20%	50th Percentile
Target	100%	35%	65th Percentile
	150%	50%	75th Percentile
Maximum	200%	70%	90th Percentile

Payment History	Actual 2011 - 2013 Cash LTIP Payment Made = %[1]

*    The 2011-2013 adjusted net income growth base amount was $121,893,000

	Summary for All Prior 3-Year Cycles				Ranges for All Prior 3-Year Cycles
	Average Growth in Net Income over 3-Year Cycle	Average % of Target Paid after 3-Year Cycle	ROIC over 3-Year Cycle	Average % of Target Paid after 3-Year Cycle	Range of Growth in Net Income Thresholds for the Prior Cycles	ROIC Thresholds for the Prior Cycles[2]

Threshold

Target

Maximum

Payment History	Average % of Net Income Target Earned in all Prior Cycles = %		Average % of ROIC Target Earned in all Prior Cycles[2] = %		Range of Prior Cash LTIP Net Income Component = 0% to 200% of Target	Range of Prior Cash LTIP ROIC Component = % to % of Target

[1]	Calculated using the 50-50 Net Income to ROIC weighting.
[2]	As the ROIC component was first used in the 2009 Cash LTIP cycle, there have only been three prior cycles of data for analysis.

Comparing the historical performance thresholds to past net income performance, we believe there is a 50-55% probability of achieving the adjusted net income growth thresholds for a 100% payout when initially determining the target growth for any cycle. For the 2011 to 2013 plan cycle, ROIC is used but is measured based on our performance compared to our peer group. In other words, this metric is based on a relative value (to the peer group), instead of an absolute target (as is the case with the growth in adjusted net income).

Timing for Setting Performance Measure and Performance Thresholds. Although Cash LTIP target amounts are set at the end of the prior year, the performance measure and the performance thresholds are generally set at the beginning of the first fiscal year. This timing allows the Committee to see our final financial results for the prior year and allows for more current macro-economic projections to be used.

2013 Long-Term Incentives

In evaluating 2013 long-term incentive compensation (at the end of 2012), the Committee reviewed 2011 and 2012 pay levels versus the competitive targets. Overall, the Committee concluded that long-term incentives for the named executive officers were generally below our 50th percentile target (excluding Mr. Stropki who was in an Executive Chairman role for 2013) when compared to both survey and proxy data after each named executive officer received an increase in the value of their 2013 stock option, RSU and Cash LTIP target awards. All of these awards are subject to our Recovery of Funds Policy, which is discussed below. The total value of the three awards placed the named executive officers’ long-term incentive compensation, on average, below the peer group and S&P Midcap 400 50th percentile. Named executive officers received, on average, a 16% increase in the assumed value of their 2013 long-term incentive awards over 2012 levels, except for Mr. Stropki who did not receive an increase in his target and except for Mr. Mapes who transitioned to CEO and received a larger increase.

Legacy Restricted Stock.    Prior to 2011, our officers (including the named executive officers who were officers at the time) received annual awards of restricted stock. Accordingly, each of the named executive officers holds a certain amount of Lincoln restricted stock, except for Mr. Mapes who formerly held restricted stock in connection with prior awards as a non-employee Director but that restricted stock has vested. As detailed above, during 2011, we replaced the use of restricted stock awards with RSUs. The 2009 restricted stock awards, granted at the end of 2008, vested during 2013 in accordance with the normal five-year vesting schedule. The 2010 restricted stock awards, granted at the end of 2009, vested in March 2013 since both financial performance targets for the 2010 to 2012 Cash LTIP were met.

Restricted Stock Units (RSUs).    Since 2011, we award RSUs to officers as opposed to restricted stock. The RSU awards are generally subject to the same terms and vesting requirements as our restricted stock awards. The value of the 2013 RSU awards to our named executive officers was calculated using the same methodology as previously used for our restricted stock awards. During 2013, a portion of the RSU awards granted to Mr. Mapes during 2011 and 2012 vested in accordance with their terms.

Cash LTIP.    Payouts were made for the 2011 to 2013 Cash LTIP. The current plan cycle contains two metrics, each with 50% weighting. Lincoln’s adjusted net income growth over the three-year period was         %, which generated a         % payout for this metric (after applying a 50% weighting). Lincoln’s three-year average return on invested capital (ROIC) as compared to its peer group was at the         percentile, which generated a         % payout for this metric (after applying a 50% weighting). With both metrics combined, the payout for the 2011 to 2013 Cash LTIP was at         % of the target amounts.

2014 Long-Term Incentives (Stock Options, RSUs and Cash LTIP)

In setting 2014 compensation, at the end of 2013, the Committee reviewed 2012 and 2013 pay levels versus the competitive targets. Overall, the Committee concluded that long-term incentives for the named executive officers were generally below our 50th percentile target when compared to both survey and proxy data. Therefore, each named executive officer (except for Mr. Stropki, who retired in 2013) received an increase in the value of their 2014 stock option, RSU and Cash LTIP target awards (amounts for each are reported in the Summary Compensation Table and Grants of Plan-Based Awards Table). Named executive officers received, on average, an 8% increase in the assumed value of their 2014 long-term incentive awards over 2013 levels. The increases were fairly modest based on the Committee’s understanding of trends in long-term incentive compensation.

Other Arrangements, Policies or Practices

Overview of Benefits

We intend to provide a competitive group of benefits for all of our employees targeted at the 50th percentile of the market. Some aspects of our benefit programs are considered non-traditional due to their relationship with our pay-for-performance and incentive-based philosophies. For example, the premiums for Lincoln-provided medical coverage are 100% paid by employees, including the named executive officers, on a pre-tax basis. Premiums for dental coverage, which is a voluntary benefit, are also 100% paid by employees. Life insurance coverage paid fully by Lincoln is set at $10,000 per employee, including the named executive officers, although employees may purchase additional insurance at their own cost. The named executive officers participate in this same cost-sharing approach.

We attempt to balance our various non-traditional programs (such as those with a significant portion of the cost borne by the employee) with more traditional programs. As a result, we place the greatest emphasis with our benefit programs on the delivery of retirement benefits to our employees. This allows us to reward long-term service with us which, we believe, is not addressed in our other compensation and benefit programs. The value our retirement benefits are intended to deliver a retirement benefits package that is, when viewed in isolation, above the market median. Because some of our other benefits might be viewed as less than competitive and because our retirement benefits are above the competitive market, we believe that our overall benefit structure is at the 50th percentile of the market.

We also provide accidental death and dismemberment benefits to officers, due to the significant amount of travel required in their jobs. Under this program, the premiums of which are paid by Lincoln, a participant’s beneficiary would receive a payment of five times annual total cash compensation up to a maximum of $3,000,000 for executive officers and $2,000,000 for other officers upon an officer’s accidental death. The policy also provides dismemberment benefits of up to 100% of the death benefit in the event an officer is permanently and totally disabled as a result of an accident, and it provides for medical evacuation coverage as a result of an accident.

Retirement Programs

Retirement benefits are provided to our named executive officers through the following programs:

•

The Lincoln Electric Company Retirement Annuity Program, or RAP, has been in effect since 1936 and applies to all eligible domestic welding business employees hired before 2006. Effective January 1, 2006, new employees are no longer eligible to participate in the RAP but became eligible for FSP Plus benefits described below. The retirement benefits under the RAP for the named executive officers are estimated in the Pension Benefits Table below. Effective July 1, 2012, the RAP was amended to add a lump-sum distribution option where participants can elect to receive a lump-sum distribution paid out either in full upon retirement or paid out over five years. Mr. Mapes is not a participant in the RAP but became a participant in the FSP Plus benefits as of September 1, 2012 upon meeting the eligibility requirements. Similarly, Mr. Hedlund is not a participant in the RAP but became a participant in our FSP Plus benefits as of October 1, 2009 upon meeting eligibility requirements.

•

The Supplemental Executive Retirement Plan, or SERP, has been in effect since 1994 but has been closed to new participants since 2005. The purpose of the SERP is, in part, to make up for limitations imposed by the U.S. Internal Revenue Code on payments under tax-qualified retirement plans, and, primarily, to provide an aggregate competitive retirement benefit for SERP participants in line with our overall 50th percentile objective. Participation in the SERP is limited to individuals approved by the Committee. As of December 31, 2013, there were 7 active participants in the SERP. Compensation covered by the SERP is the same as shown in the salary and bonus columns of the Summary Compensation Table below. Certain terms of the SERP may be modified as to individual participants, upon action by the Committee. Except with respect to the increase of Mr. Stropki’s annual SERP benefit limit (in 2004) and the award of additional prior service to Mr. Stueber (in 1995), as described below, there have been no modifications to the terms of the SERP for the named executive officers. Mr. Mapes and Mr. Hedlund do not participate in the SERP as they were hired after 2005.

•

A qualified 401(k) savings plan, formally known as The Lincoln Electric Company Employee Savings 401(k) Plan, was established in 1994 and applies to all eligible domestic welding business employees. For 2013, all of the named executive officers deferred amounts under the 401(k) plan. Historically, we have matched participant contributions (other than catch-up contributions) at 35% up to the first 6% of pay (base and bonus) contributed.

We also provide additional 401(k) plan contributions under a program we refer to as the Financial Security Plan (FSP) for those participants, including the named executive officers, who made an election to adopt this program in 1997 (in which case they receive an annual FSP contribution of 2% of base pay) or who made an election to adopt a revised program in 2006, which we refer to as the FSP Plus program, in which case they receive an annual FSP Plus contribution as follows:

After service of...	Lincoln will contribute...
1 year	4% of base pay
5 years	5% of base pay
10 years	6% of base pay
15 years	7% of base pay
20 years	8% of base pay
25 years	10% of base pay

In exchange for the FSP or FSP Plus benefits, participants elected to forfeit certain future benefits under the RAP.

•

A supplemental deferred compensation plan, or Top Hat Plan, is designed to allow participants to defer their current income on a pre-tax basis and to receive a tax-deferred return on those deferrals. There are no company contributions or match. Participation in the Top Hat Plan is limited to individuals approved by the Committee. As of December 31, 2013, there were 13 active employee participants in the Top Hat Plan.

More information on these programs can be found below in the Retirement and Other Post-Employment Benefits section.

Perquisites

We offer limited perquisites. Occasionally, we will provide perquisites to officers or MIP participants to meet specific business needs. For example, because we believe in the importance of maintaining the health of all of our employees, including the named executive officers, we pay for an annual physical for officers/EMIP participants who are age 45 and for certain participants below that age on an ad hoc basis. We grandfathered current MIP participants in the executive physical program, but not new MIP participants. We also make available financial planning services to certain officers.

However, the cost of these financial planning services is included in the income of the participants. The physical and financial planning programs are optional programs. To assist us in conducting business meetings and/or entertainment, we pay the cost of certain club dues for some officers. Although these officers may derive some personal benefit from their use, club memberships are used extensively for business purposes, all personal expenses are borne entirely by the executive and the club dues are included in the income of the participants. Initiation fees for club memberships are paid by the executive.

Change in Control Arrangements

We have entered into change in control agreements with all of our named executive officers. The agreements are designed generally to assure continued management in the event of a change in control of Lincoln.

The change in control arrangements are operative only if a change in control occurs and payments are only made if the officer’s employment is terminated (or if the officer terminates employment due to certain adverse employment changes). The agreements provide our named executive officers with the potential for continued employment following a change in control, which help retain these executives and provide for management continuity in the event of an actual or threatened change in control of Lincoln and also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. For a more detailed discussion of our change in control agreements, see Termination and Change in Control Arrangements below. Outside of these change in control agreements, we do not maintain written employment or other severance agreements.

Recovery of Funds Policy

We have adopted a Recovery of Funds Policy (clawback policy) consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank). Our policy is more extensive than what Dodd-Frank requires and is applicable to all of our officers (currently, 17 individuals), including our named executive officers. The policy will apply in the event that there is an accounting restatement involving our financial statements due to material noncompliance with the financial reporting requirements under the U.S. federal securities laws. The policy applies to both current and former officers and covers incentive compensation received by the officers in the 3-year period prior to the restatement. Awards of incentive compensation would include annual bonus payments, stock option awards, restricted stock awards, RSUs and Cash LTIP awards beginning in 2011, unless Dodd-Frank regulations provide otherwise. Under the policy, in the event of an accounting restatement of our financial statements, the Committee would review all incentive compensation received during the 3-year covered period and would seek recovery of the amount of incentive compensation paid in excess of what would have been paid if the accounts had been properly stated. We believe that this policy is in the best interests of Lincoln and its shareholders.

Anti-Hedging/Pledging Policy

Consistent with our philosophy to encourage long-term investment in our common stock, our directors and executive officers are prohibited from engaging in any speculative or hedging transactions involving our common stock, including buying or selling puts or calls, short sales or margin purchases. In addition, during 2012, we amended our insider trading policy to prohibit future pledging of Lincoln securities by our executive officers and directors. There are no pledges of Lincoln common stock in place for any of our directors or executive officers.

Share Ownership

As with the Directors, in keeping with our philosophy that officers should maintain an equity interest in Lincoln and based on our view that such ownership is a component of good corporate governance, we initially adopted stock ownership guidelines for officers in 2006 and increased the guidelines in 2012. The revised guidelines were proposed based on a review of our peer group and corporate governance best practices. Under the current guidelines, officers of Lincoln are required to own and hold a certain number of our common shares, currently at the levels set forth in the table below:

Executive Group	Ownership Guideline
Chief Executive Officer[1]	5 times base salary
Management Committee Members[2]	3 times base salary
Other Officers[3]	2 times base salary
[1]	Mr. Mapes.

[2]	Includes Messrs. Petrella, Blankenship, Stueber and Hedlund, as well as five other officers.

[3]	Includes other EMIP participants.

Officers have five years to satisfy the stock ownership guidelines, which can be satisfied either by holding (1) shares aggregating the dollar amount specified above (valued at the then current stock price), or (2) that number of shares needed to satisfy the ownership guidelines tied to the base salaries in effect on January 1, 2012 divided by the closing price of a common share on December 31, 2011 ($39.12). Restricted stock and RSU awards will count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) will not. As of December 31, 2013, most of our officers met the stock ownership guidelines.

The Committee intends to review the guidelines during 2014 (mid-way through the five-year cycle) to ensure that they remain at appropriate levels.

Deductibility of Compensation

Our general philosophy is to qualify future compensation for tax deductibility under Section 162(m) of the U.S. Internal Revenue Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives.

Our 2007 Management Incentive Compensation Plan, as amended (2007 MICP), contains performance measures that were last approved by our shareholders in 2012 and provides us with flexibility to grant performance-based awards under the plan that are fully deductible under Section 162(m).

In addition, our current equity compensation plan for employees, the EPI Plan contains performance measures that were last approved by our shareholders in 2011, which provides us with flexibility to grant performance-based equity awards under the plan that are fully deductible under Section 162(m).

All of the compensation paid to the named executive officers during 2013 was tax deductible by Lincoln for federal income tax purposes, except for a portion of the compensation paid to Messrs. Blankenship and Stueber.

2013 SUMMARY COMPENSATION TABLE

The narrative, table and footnotes below describe the total compensation paid to our Chief Executive Officer and Chief Financial Officer during 2013, as well as the three next highest paid executive officers during 2013, and up to two additional individuals if they would have otherwise been included if they had been serving as an executive officer as of December 31, 2013 – the “named executive officers”. Mr. Stropki, who retired on December 20, 2013, is listed as an additional individual as he fits this category. The components of compensation reported in this table are described below. For information on the role of each component within the total compensation package, see the summary below and refer to the descriptions under the Compensation Discussion and Analysis section above.

Summary of 2013 Compensation Elements

The base and annual bonus target amounts shown below were set for 2013 at the end of 2012. The actual bonus paid was based on 2013 financial and personal performance and was determined in February 2014 (after full year financial results were available). Stock options and RSU awards reported below were made in the fourth quarter of 2013 and are evaluated as 2014 awards, since they relate to performance in 2014 and beyond. Any Cash LTIP payments reported below would have been set at the end of 2010, would have related to 2011 to 2013 financial performance and would have been approved in March 2014 (after full year financial results were available). Given the different timing for setting and measuring our compensation components, the competitive market data, compensation trends, business needs, individual performance, individual role and Lincoln financial performance to peers evaluated by the Committee to set the long-term incentive amounts reported in the footnotes to the Summary Compensation Table and the Grants of Plan-Based Awards Table will be different from those same components used to evaluate and set the base and bonus amounts reported in the Summary Compensation Table.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]			Change in Pension and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Christopher L. Mapes[6]	2013	$800,000	[6]	$764,336	$801,088	$	[1,269,882	][6]	$-	$40,814	$	[	]
Chairman, President and Chief Executive Officer	2012	510,000		2,346,821	755,407		894,801		-	43,590		4,550,619
	2011	170,000		2,526,855	758,805		253,311		-	3,038		3,712,009
Vincent K. Petrella	2013	435,000	[7]	233,151	244,474		[513,609	][7]	3,477	33,249		[	]
Executive Vice President, Chief Financial Officer and Treasurer	2012	409,000		256,319	264,424		815,120		435,306	34,151		2,214,320
	2011	395,000		219,344	233,695		783,061		551,566	33,320		2,215,986
George D. Blankenship	2013	400,000		183,241	192,268		[453,298	]	0	32,090		[	]
Executive Vice President; President, Lincoln Electric North America	2012	350,000		183,016	188,852		612,640		631,982	33,183		1,999,673
	2011	325,000		157,842	168,260		575,822		666,795	32,683		1,926,402
Frederick G. Stueber	2013	400,000	[8]	159,712	167,166		[380,965	][8]	5,214	20,126		[	]
Executive Vice President, General Counsel and Secretary	2012	384,000		173,913	179,465		643,760		613,623	21,164		2,015,925
	2011	375,000		164,952	175,787		627,305		1,236,865	23,068		2,602,977
Steven B. Hedlund[9]	2013	320,000		436,753	106,593		[274,818	]	-	19,740		[	]
Senior Vice President, Strategy and Business Development
John M. Stropki[10]	2013	834,082	[11]	-	-		[1,433,149	][11]	85,458	30,720		[	]
Executive Chairman (retired 12/20/13)	2012	860,000		915,560	944,259		2,707,760		536,588	39,188		6,003,355
	2011	828,000		877,730	935,023		2,514,766		965,281	27,738		6,148,538

[1]

On December 16, 2013, the named executive officers were granted their annual awards of RSUs, except for Mr. Stropki who retired December 20, 2013. In addition, in April 2013, Mr. Hedlund received RSUs as a special executive retention award. See the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these awards.

The amounts reported reflect the grant date fair value under FASB ASC Topic 718 for the restricted stock and restricted stock unit awards. Assumptions used in the calculation of these amounts are included in footnote (9) to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 21, 2014. These amounts differ slightly from the assumed value used by the Committee at the time of the award as discussed in the Compensation Discussion and Analysis section above.

[2]

On December 16, 2013, the named executive officers were granted their annual awards of stock options, except for Mr. Stropki who retired December 20, 2013. See the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these grants.

The amounts reported reflect the grant date fair value under FASB ASC Topic 718 for the stock option grants. Assumptions used in the calculation of these amounts are included in footnote (9) to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 21, 2014. These amounts differ slightly from the assumed value used by the Committee at the time of the award as discussed in the Compensation Discussion and Analysis section above.

[3]

The amounts shown for 2013 represent payments under our MIP (annual bonus) as follows: Mr. Mapes ($1,269,882), Mr. Petrella ($513,609), Mr. Blankenship ($453,298), Mr. Stueber ($380,965), Mr. Hedlund ($274,818) and Mr. Stropki ($1,433,149). The amounts shown also include payments under our Cash LTIP as follows: Mr. Mapes ($                ), Mr. Petrella ($                ), Mr. Blankenship ($                ), Mr. Stueber ($                ), Mr. Hedlund ($                ) and Mr. Stropki ($                ). The amounts for Mr. Stropki were pro-rated through his retirement date of December 20, 2013. Both the MIP and the Cash LTIP provide incentive-based compensation. For a description of our MIP and Cash LTIP, see the Compensation Discussion and Analysis section above.

[4]

The amounts shown for 2013 represent the increase in actuarial value of our two defined benefit plans, the RAP and the SERP, as compared to 2012, and the difference in earnings under the Moody’s Corporate Bond Index fund in our Top Hat Plan for 2013 and a hypothetical rate. Mr. Mapes and Mr. Hedlund do not participate in our RAP or SERP. For all of the participants in the RAP and the SERP, the aggregate change in pension value was negative. Accordingly, for these individuals, we have only reported the difference in 2013 earnings credited in the Top Hat Plan, as identified in the chart below.

2013 Increase in Pension Value
Name	RAP	SERP	Difference in 2013 Earnings Credited in the Top Hat Plan	Moody’s Corporate Bond Index Earnings	Hypothetical Market Rate*
Christopher L. Mapes	N/A	N/A	-	-	-
Vincent K. Petrella	$(7,704)	$(105,247)	$3,477	$11,457	$7,980
George D. Blankenship	(42,610)	(4,761)	-	-	-
Frederick G. Stueber	30,883	(319,920)	5,214	21,439	16,225
Steven B. Hedlund	N/A	N/A	-	-	-
John M. Stropki	105,514	(176,050)	85,458	347,062	261,604

*	This rate is specified by the SEC rules for proxy disclosure purposes and is based on 120% of the applicable federal long-term rate, compounded monthly for 2013.

[5]	The amounts shown for 2013 are comprised of the following:

2013 All Other Compensation
			Perquisites*
	Company 401(k) & FSP Contributions	Life and AD&D Premiums	Financial Planning	Physical Examination	Club Dues
Christopher L. Mapes	$15,555	$1,235	$8,916	$2,781	$12,327
Vincent K. Petrella	10,455	1,235	8,570	2,800	10,189
George D. Blankenship	30,855	1,235	-	-	-
Frederick G. Stueber	10,455	1,235	8,436	-	-
Steven B. Hedlund	15,705	1,235	-	2,800	-
John M. Stropki	5,355	1,235	8,559	2,850	12,721
*	The methodology for computing the aggregate incremental cost for the perquisites is the amount that is imputed to the individual as taxable income.

[6]

The amounts shown for Mr. Mapes for 2011 reflect base salary earned from September 1, 2011, the date of his appointment as Chief Operating Officer, as well as restricted stock unit and stock option awards granted on the date of his appointment and on November 2, 2011. The amount reflected for Mr. Mapes for 2011 in the “Non-Equity Incentive Plan Compensation” column represents pro-rated payment amounts for 2011 under the MIP and Cash LTIP. Mr. Mapes is not a participant in the RAP or the SERP. The amounts shown for Mr. Mapes for 2012 reflect a special retirement replacement and executive retention award of 33,161 RSUs granted on December 31, 2012 in connection with his appointment as Chief Executive Officer, as well as regular restricted stock unit and stock option awards granted on December 13, 2012. Mr. Mapes deferred $160,000 of his 2013 base salary and $253,976 of his 2013 MIP bonus, in each case under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

[7]

Mr. Petrella deferred $100,000 of his 2013 base salary and $200,000 of his 2013 MIP bonus, in each case under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

[8]

Mr. Stueber deferred $50,000 of his 2013 base salary and $50,000 of his 2013 MIP bonus, in each case under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

[9]	Prior to 2013, Mr. Hedlund was not a named executive officer.

[10]	On December 20, 2013, Mr. Stropki retired from his position as Executive Chairman.

[11]

Mr. Stropki deferred $416,299 of his 2013 base salary and $1,146,519 of his 2013 MIP bonus, in each case under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

The narrative below describes the material terms of each named executive officer’s employment agreement or arrangement with us to the extent it is not otherwise discussed above in the Compensation Discussion and Analysis section and/or in the Summary Compensation Table.

Additional Employment Terms for Mr. Mapes

When Mr. Mapes joined the company as an officer in 2011, he received an award of 66,604 RSUs and 38,153 stock options, as well as a pro-rated target award for the 2011 annual bonus (MIP) and pro-rated target awards for the 2009-2011, 2010-2012 and 2011-2013 Cash LTIP cycles (which represent all open cycles under the Cash LTIP at the time of his appointment). A portion of the RSUs awarded to Mr. Mapes during 2011 (52,498 RSUs) represent a special executive retention and retirement replacement award valued at $1,650,000. As previously noted, Mr. Mapes will not be a participant in either our RAP or SERP.

Furthermore, on December 31, 2012, Mr. Mapes was appointed President and Chief Executive Officer. In connection with his appointment, Mr. Mapes received a special retirement replacement and executive retention award of 33,161 RSUs valued at $1,608,000 and we increased his Cash LTIP targets, on a pro-rata basis.

The value of Mr. Mapes’ awards discussed above was intended to provide comparable, competitive retention and retirement benefits for a senior level executive of a manufacturing company but were delivered in a form (namely RSUs) that require strong financial performance (share price appreciation) to deliver the intended value. This differs from the RAP and SERP which require only continuous service. The special retirement replacement and executive retention awards for both 2011 and 2012 vest at a rate of 20% in each of the next five years. They are not eligible for accelerated vesting upon achievement of company performance objectives. Once vested, Mr. Mapes has elected to defer these RSUs under our Top Hat Plan until his retirement from the Company.

The remainder of the RSU awards and the stock options provided to Mr. Mapes are subject to our ordinary terms as described in the 2013 Grants of Plan-Based Awards Table below.

For 2013, Mr. Mapes’ salary and bonus accounted for             % of his total compensation, based on the value of his 2013 base salary, 2013 actual MIP (or bonus) paid in March 2014 and one-third (1/3) of his actual Cash LTIP payment for the 2011 to 2013 performance cycle.

Additional Employment Terms for the Other Named Executive Officers

Mr. Stueber entered into an agreement in February 1995 when he was originally hired by the Company, which was modified in May 1998. The agreement contains many terms no longer in effect. The agreement grants credited service for purposes of the SERP of 22 years as of his date of hire, assuming a normal retirement age of 60 and service of 45 years at age 65.

In April 2013, Mr. Hedlund received a special executive retention award of 6,410 RSUs. The value of the award was intended to provide comparable, competitive retention benefits for a senior level executive of a manufacturing company. The award vests ratably over seven years, commencing at age 55. In 2008, Mr. Hedlund also received an award of 576 shares of restricted stock and 2,916 stock options when he joined the company. The restricted stock award vested during 2013.

For 2013, Mr. Petrella’s salary and bonus accounted for         % of his total compensation, Mr. Stueber’s salary and bonus accounted for         % of his total compensation, Mr. Blankenship’s salary and bonus accounted for         % of his total compensation and Mr. Hedlund’s salary and bonus accounted for         % of his total compensation. The above percentages were based, in each case, on the value of the executive’s 2013 base salary, 2013 actual MIP (or bonus) paid in March 2014 and one-third of the executive’s actual Cash LTIP payment for the 2011 to 2013 performance cycle.

On December 20, 2013, Mr. Stropki retired from his role as Executive Chairman. Prior to his retirement, in 2004, Mr. Stropki and Lincoln entered into a letter agreement modifying the terms of his retirement benefits. Under the terms of the letter agreement, Mr. Stropki continued to participate in the SERP under the same terms and conditions that existed prior to his appointment as Chief Executive Officer, except that his annual benefit limit under the SERP was increased from the standard $300,000 to $500,000. For a general discussion of the SERP, see the Compensation Discussion and Analysis above and the Pension Benefits Table below.

In September 2010, in consideration of executive retention concerns and for tax efficiency for Lincoln, Mr. Stropki agreed to modify his restricted stock agreements for the years 2007, 2008 and 2009 to increase the age of retirement for accelerated vesting of the awards, which vest in full on retirement, from age 60 to age 62. In exchange for Mr. Stropki’s agreement of these modifications, we awarded Mr. Stropki 7,272 shares of restricted stock, valued at approximately $200,000. The award vests after five years. The awards provide for accelerated vesting upon a change in control in the event that Mr. Stropki is terminated or in the event any successor to Lincoln does not honor the terms of the award, or in the event of death, disability or retirement at age 62 or later.

During 2012, Mr. Stropki agreed to further modify his restricted stock agreements for the years 2008 and 2009 and to modify his restricted stock agreement from September 2010 to increase the age of retirement for accelerated vesting of the awards, which vest in full on retirement, from age 62 to April 25, 2013. Restricted stock awards that provide for pro-rata vesting of the award upon retirement (as opposed to full vesting) (the December 1, 2010, November 2, 2011 and December 13, 2012 awards) were not modified. Mr. Stropki received no additional compensation in exchange for his agreement to further modify these awards.

For 2013, Mr. Stropki’s salary and bonus accounted for         % of his total compensation, based on the value of his 2013 base salary, 2013 actual MIP (or bonus) paid in March 2014 and one-third of his actual Cash LTIP payment for the 2011 to 2013 performance cycle.

2013 GRANTS OF PLAN-BASED AWARDS

The following table provides information relating to plan-based awards granted in 2013 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards; Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
		Threshold ($)	Target ($)		Maximum ($)
Christopher L.	12/16/2013	0	1,100,000	[1]	1,760,000
Mapes	12/16/2013	0	767,000	[2]	1,534,000
	12/16/2013					10,720			$764,336
	12/16/2013						44,040	$71.30	801,088
Vincent K.	12/16/2013	0	430,000	[1]	688,000
Petrella	12/16/2013	0	234,000	[2]	468,000
	12/16/2013					3,270			233,151
	12/16/2013						13,440	71.30	244,474
George D.	12/16/2013	0	400,000	[1]	640,000
Blankenship	12/16/2013	0	184,000	[2]	368,000
	12/16/2013					2,570			183,241
	12/16/2013						10,570	71.30	192,268
Frederick G.	12/16/2013	0	330,000	[1]	528,000
Stueber	12/16/2013	0	160,000	[2]	320,000
	12/16/2013					2,240			159,712
	12/16/2013						9,190	71.30	167,166
Steven B.	4/24/2013					6,410			334,794
Hedlund	12/16/2013	0	250,000	[1]	400,000
	12/16/2013	0	102,000	[2]	204,000
	12/16/2013						5,860	71.30	106,593
	12/16/2013					1,430			101,959
John M.	12/16/2013	-	-		-	-	-	-	-
Stropki*	12/16/2013	-	-		-	-	-	-	-

*	Mr. Stropki retired on December 20, 2013.

[1]

The performance-based amounts shown represent the range of cash payouts for 2014 (set in 2013) under our annual bonus (EMIP). Under the EMIP, payments are based on the achievement of company financial performance and the executive’s individual performance. Target awards are set by the Compensation and Executive Development Committee of the Board in the fourth quarter of the year preceding the bonus year. Actual payment amounts are determined by the Committee in the first quarter of the year following the bonus year. For additional information regarding our annual bonus, see the Compensation Discussion and Analysis section above.

[2]

The performance-based amounts shown represent the range of cash payouts for the 2014 to 2016 cycle (set in 2013) under our Cash LTIP plan. Under the plan, payments are based on achievement of company financial goals over a three-year cycle. Target awards are set by the Committee in the fourth quarter of the year preceding the three-year cycle. Actual payment amounts are determined by the Committee in the first quarter of the year following the three-year cycle.

[3]

The amounts shown in this column represent RSUs awarded under our EPI Plan on December 16, 2013, as well as on April 24, 2013 for Mr. Hedlund in connection with an executive retention award. With respect to the awards made on December 16, 2013 (the annual grant), the RSUs vest upon the earlier of (1) the recipient remaining in continuous employment for five years (to December 16, 2018), or (2) a determination by the Committee that the financial targets for our cash long-term incentive plan (discussed above) are met (3 years) (2014-2016 cycle), with accelerated vesting upon a change in control in the event the employee is terminated or in the event any successor to Lincoln does not honor the terms of the award or in the event of death or disability. Upon retirement, a pro-rata portion of the award will vest, subject to the potential for full accelerated vesting for the one award that falls closest to the officer’s retirement date (assuming retirement occurs on or after July 1st of that performance year). With respect to Mr. Hedlund’s April 2013 award, the RSUs vest ratably over seven years (there is no accelerated vesting for achievement of performance objectives) commencing at age 55 and provide for accelerated vesting upon a change in control in the event Mr. Hedlund is terminated or in the event any successor to Lincoln does not honor the terms of the award, or in the event of his death or disability.

Upon vesting, the RSUs are paid out solely in Lincoln common stock (there is no cash option). Dividend equivalents are sequestered by us until the shares underlying the RSUs are distributed, at which time such dividend equivalents are paid in additional common shares. The dividend rate for dividend equivalents paid on the RSUs to the named executive officers is the same as for all other shareholders (in other words, it is not preferential). Recipients of RSUs who participate in our EMIP bonus program (which includes all of the named executive officers) and existing MIP participants (but not new MIP participants) are eligible to elect to defer all or a portion of their RSUs under our Top Hat Plan – see the 2013 Nonqualified Deferred Compensation section below for a description of this plan.

[4]

The amounts shown in this column represent stock option grants made under our EPI Plan on December 16, 2013. The stock options were granted at the closing price of our common shares on the date of the grant. All stock options are non-qualified for tax purposes. We value stock options using the Black-Scholes valuation method. The stock options vest over a three-year period (in equal annual increments), with accelerated vesting upon death or disability or a change in control in the event the employee is terminated or if the plan is not assumed upon the change in control. A pro-rata portion of the award vests upon retirement. Three-year vesting applies to stock option awards given to senior managers and officers. Options awarded to non-management employees vest after two years, with accelerated vesting upon death or disability. All options have 10-year terms.

[5]

The amounts shown represent the full value of the RSU awards and the stock option grants calculated in accordance with FASB ASC Topic 718 as of the date of the grant. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. The actual amount realized upon vesting of RSUs will depend upon the market price of our common shares at the time of vesting. There is no assurance that the hypothetical full values of the awards reflected in this table will actually be realized.

HOLDINGS OF EQUITY-RELATED INTERESTS

The following provides information relating to exercisable and unexercisable stock options, restricted stock and RSUs at December 31, 2013 for our named executive officers.

Outstanding Equity Awards at December 31, 2013

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
Christopher L. Mapes	9/1/2011	25,435	12,718	$33.060	9/1/2021	45,605	$3,253,461
	11/2/2011	19,000	9,500	35.550	11/2/2021	9,140	652,048
	12/13/2012	15,826	31,654	47.910	12/13/2022	15,290	1,090,789
	12/31/2012					26,529	1,892,579
	12/16/2013		44,040	71.300	12/16/2023	10,720	764,765
Vincent K. Petrella	12/3/2008	22,740		21.985	12/3/2018
	12/1/2009	27,280		26.355	12/1/2019
	12/1/2010	21,360		31.315	12/1/2020	6,280	448,015
	11/2/2011	12,833	6,417	35.550	11/2/2021	6,170	440,168
	12/13/2012	5,540	11,080	47.910	12/13/2022	5,350	381,669
	12/16/2013		13,440	71.300	12/16/2023	3,270	233,282
George D. Blankenship	7/31/2009	2,400		21.190	7/31/2019	1,000	71,340
	12/1/2009	17,700		26.355	12/1/2019
	12/1/2010	13,740		31.315	12/1/2020	4,040	288,214
	11/2/2011	9,240	4,620	35.550	11/2/2021	4,440	316,750
	12/13/2012	3,956	7,914	47.910	12/13/2022	3,820	272,519
	12/16/2013		10,570	71.300	12/16/2023	2,570	183,344
Frederick G. Stueber	11/29/2006	6,220		30.255	11/29/2016
	11/28/2007	20,660		34.255	11/28/2017
	12/3/2008	18,200		21.985	12/3/2018
	12/1/2009	21,820		26.355	12/1/2019
	12/1/2010	16,900		31.315	12/1/2020	4,980	355,273
	11/2/2011	9,653	4,827	35.550	11/2/2021	4,640	331,018
	12/13/2012	3,760	7,520	47.910	12/13/2022	3,630	258,964
	12/16/2013		9,190	71.300	12/16/2023	2,240	159,802
Steven B Hedlund	12/1/2010	5,580		31.315	12/1/2020	1,640	116,998
	11/2/2011	4,006	2,004	35.550	11/2/2021	1,930	137,686
	12/13/2012	2,176	4,354	47.910	12/13/2022	2,100	149,814
	4/24/2013					6,410	457,289
	12/16/2013		5,860	71.300	12/16/2023	1,430	102,016
John M. Stropki	11/30/2005	59,200		19.965	11/30/2015
	11/29/2006	59,600		30.255	11/29/2016
	11/28/2007	80,180		34.255	12/20/2016
	12/3/2008	82,720		21.985	12/20/2016
	12/1/2009	99,140		26.355	12/20/2016
	12/1/2010	81,300		31.315	12/1/2020	9,314	664,461
	11/02/2011	54,722		35.550	11/2/2021
	12/13/2012	20,162		47.910	12/13/2022

[1]	Stock options vest in three equal annual installments, commencing on the first anniversary of the date of the grant.

[2]

The amounts shown in this column for years prior to 2011 represent restricted stock awards made pursuant to our EPI Plan. Amounts shown in this column for 2011 and afterward represent restricted stock unit (RSU) awards made pursuant to our EPI Plan. The restricted stock and RSU awards vest in full five years from the date of grant, but are subject to accelerated vesting in three years if the targets are met for the applicable Cash LTIP cycle. In addition, amounts shown for Mr. Mapes include an executive retention and retirement replacement award of RSUs granted on September 1, 2011 and December 31, 2012 in connection with his appointment as Chief Operating Officer and Chief Executive Officer, respectively. Both of these additional RSU awards vest ratably over five years and are not subject to accelerated vesting for achievement of performance objectives. The amounts shown for Mr. Hedlund include a special executive retention award of RSUs granted in April 2013. The award vests ratably over seven years, commencing at age 55.

For more information on our restricted stock and restricted stock unit awards under our EPI Plan, see the discussion provided in the Grants of Plan-Based Award Table.

[3]	Based on the closing price of our common stock on the last trading day of the fiscal year 2013 (December 31, 2013) of $71.34.

2013 Stock Option Exercises and Stock Vested

The following table provides information for restricted stock that vested and stock options that were exercised by the named executive officers during 2013, as well as RSUs for Mr. Mapes that vested but were contributed to our Top Hat (deferred compensation) plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Christopher L. Mapes	-	-	21,722[1]	$1,431,969
Vincent K. Petrella	41,600	$1,395,538[2]	17,824[3]	1,157,003
George D. Blankenship	47,480	1,431,944[4]	10,532[5]	676,584
Frederick G. Stueber	10,000	414,950[6]	14,284[7]	927,119
Steven B. Hedlund	2,916	66,194[8]	3,723[9]	239,930
John M. Stropki	160,000	6,861,624[10]	102,089[11]	6,842,330

The amounts shown above in the “Stock Awards” columns represent restricted stock awards that vested during 2013 and dividends on restricted stock paid during 2013, as well as RSUs that vested and dividends on RSUs that vested in 2013. On December 3, 2013, the annual restricted stock awards granted during 2008 vested in accordance with the normal five-year vesting schedule. On March 5, 2013, the restricted stock award granted in 2009 vested as a result of a determination that the financial targets for our Cash LTIP had been met. Mr. Mapes was not an executive officer until September 1, 2011 and, accordingly, he did not hold the restricted stock granted in 2008 and 2009 that vested during 2013. Mr. Mapes did, however, hold shares of restricted stock that vested from his Board membership prior to serving as an executive officer and certain RSU awards that were granted to him in connection with his joining the company as Chief Operating Officer in 2011 and his appointment to President and Chief Executive Officer on December 31, 2012. The RSUs vest ratably over five years and have been deferred under our Top Hat Plan.

[1]

Total includes 10,500 RSUs (from the September 2011 grant) and 6,632 RSUs (from the December 2012 grant) that vested during 2013 and were deferred under our Top Hat Plan. These RSUs vest ratably over a five-year-period. The total also includes 296 additional shares attributable to dividends earned on the RSUs that vested during 2013 but have been deferred under the Top Hat Plan. For more information on the terms of deferral, see “Retirement and Other Post-employment Benefits—2013 Nonqualified Deferred Compensation.” Total also includes 4,294 restricted shares that were awarded when Mr. Mapes was a non-employee director that vested during 2013.

[2]	Based on actual market price per share (which ranged between $59.9 and $71.505 per share) less the exercise price (which ranged between $30.255 and $34.255 per share).

[3]

Total also includes 704 additional shares attributable to dividends earned on the restricted stock. Mr. Petrella remitted 7,868 shares to the company in satisfaction of his tax withholding obligations.

[4]	Based on actual market prices per share (which ranged between $55.32 and $56.283 per share) less the exercise price (ranging from $19.965 to $34.255 per share).

[5]

Total also includes 412 additional shares attributable to dividends earned on the restricted stock. Mr. Blankenship remitted 2,654 shares to the company in satisfaction of his tax withholding obligations.

[6]	Based on actual market prices per share (which ranged between $71.70 and $71.80 per share) less the exercise price (of $30.255 per share).

[7]	Total also includes 564 additional shares attributable to dividends earned on the restricted stock. Mr. Stueber remitted 2,096 shares to the company in satisfaction of his tax withholding obligations.

[8]	Based on actual market prices per share (which ranged between $56.07 and $56.113 per share) less the exercise price (which was $33.375 per share).

[9]	Total also includes 147 additional shares attributable to dividends earned on the restricted stock. Mr. Hedlund remitted 1,052 shares to the company in satisfaction of his tax withholding obligations.

[10]	Based on actual market price per share (which ranged between $55.80 and $71.80 per share) less the exercise price (which ranged between $17.715 and $19.965 per share).

[11]

Total also includes 3,491 additional shares attributable to dividends earned on restricted stock and RSUs that vested during 2013. Mr. Stropki remitted 14,705 shares to the company in satisfaction of his tax withholding obligations.

RETIREMENT AND OTHER POST-EMPLOYMENT BENEFITS

2013 Pension Benefits

Retirement Annuity Program (RAP)

Under the RAP, each eligible employee accumulates 2.5% of each year’s base compensation in the form of an annuity payable at normal retirement age (age 60 or five years of employment, if later). Participants may also retire early and receive a benefit as early as age 55, but that benefit is reduced to reflect the early payments. For example, a participant commencing his or her RAP benefit at age 55 will receive a benefit equal to 63.82% of his or her normal retirement benefit. In addition to the 2.5% accumulation each year, we have granted, on a number of occasions, additional prospective past service benefits to all participants. The program also provides accumulated benefits to eligible spouses of deceased employees or former employees. Benefits under the program are in addition to those payable under Social Security. The RAP was modified in 1997 and again in 2006 to provide one-time elections to all employees at those times.

•

The 1997 election provided a one-time choice to existing employees (hired before November 1, 1997), between maintaining a feature in the RAP known as the Age 60 Feature (or Ramp) or eliminating that feature prospectively in lieu of receipt of employer-provided benefits in our 401(k) plan (referred to as FSP benefits). Under the Ramp feature, if a participant, including a named executive officer, works past normal retirement age (60), he or she may be eligible for certain enhanced benefits to be paid in one of two ways at his/her election: (1) retirement benefits would commence at age 60 while the participant continued to work, or (2) retirement benefits would be delayed until actual retirement with the participant receiving higher payments. Under the Ramp, a participant must start his or her retirement benefits at age 65, even if he/she continues to work for us. Mr. Stropki, who retired during 2013, began receiving retirement benefits under the Ramp as of January 1, 2014.

•

The 2006 election provided a one-time choice for existing employees (hired before January 1, 2006), between maintaining the current program or opting into an alternative program in which the prospective annual earned annuity in the RAP is reduced to 1.25% of each year’s base compensation and the employee is entitled to an enhanced Lincoln contribution in the qualified 401(k) plan, based on service. The enhanced defined contribution program is known as the FSP Plus program.

•

All eligible employees hired after January 1, 2006 participate in the FSP Plus program (and do not participate in any RAP benefits). Accordingly, Mr. Mapes and Mr. Hedlund do not participate in the RAP.

•

During 2012, the RAP was modified to provide a lump-sum distribution feature effective July 1, 2012. With this 2012 amendment, participants can elect to receive an immediate lump-sum distribution or have the lump-sum value paid out over five years. This new lump-sum feature is in addition to the other distribution options (single-life annuity; joint and survivor annuity; year-certain annuity).

Supplemental Executive Retirement Plan (SERP)

Although no new participants have been added to the SERP since 2005, we have a two-tier benefit structure applicable to any new participants. Under the two-tier benefit structure, future participants, if any, designated as “Management Committee and Regional President Participants” are entitled to a retirement benefit as follows:

to a maximum of 60%
Management Committee/ Regional Presidents	=	[	(1.333%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

Future participants designated as “Other Participants”, if any, are entitled to a retirement benefit as follows:

to a maximum of 50%

Other Participants	=	[	(1.111%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

Currently, two participants (who are not named executive officers) are eligible for benefits under the “Management Committee and Regional Presidents” benefit structure, while there are no current participants under the “Other Participants” category.

Benefits under the SERP for current legacy participants (who joined before the two-tier system was adopted), including each named executive officer other than Mr. Mapes and Mr. Hedlund, are determined as follows:

to a maximum of 65%

Current Participants	=	[	(1.445%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

Messrs. Mapes and Hedlund do not participate in the SERP.

For purposes of the SERP:

•

Years of service includes all service with Lincoln (and, for Mr. Stueber, includes service with previous employers) but excludes service after age 65. Credited service for SERP purposes, as of December 31, 2013, is provided below. Mr. Stueber was awarded prior years of service under the SERP for service with his previous employer. In 2001, however, we eliminated the practice of granting extra years of credited service under the SERP and we do not intend to grant extra years service credit in the future.

•	Final average pay is the average base and bonus compensation for the three highest years in the seven-year period preceding retirement.

•

Benefits payable under the SERP are reduced by applicable offsets that include: the maximum Social Security benefit payable in the year of retirement, the single life benefit payable under the RAP, the lifetime benefit equivalence of any account balance attributable to employer matching contributions, Employee Stock Ownership Plan contributions and/or FSP contributions under the 401(k) plan, and other employer-paid qualified plan benefits paid by previous employers (but only if prior years of service are awarded). Benefits under the SERP are also reduced if the covered employee has participated in the SERP for fewer than eight years at the time of retirement.

•

Unless a different factor is set by the Committee, participants are credited with only 20% of the net amount of the benefit otherwise payable under the SERP when they first become participants, and in each of the next eight years, an additional 10% of the net amount of the benefit will become payable upon retirement. As of December 31, 2013, all of the named executive officers who participate in the SERP had 100% participation factors. Unless modified (as was the case for Mr. Stropki as noted above), the maximum net benefit payable under the SERP is $300,000 per year.

•

No new participants have been added to the SERP since 2005. Accordingly, neither Mr. Mapes, who joined the company during 2011, nor Mr. Hedlund, who joined the company during 2008, participate in the SERP.

•

SERP benefits vest at the plan’s normal retirement age of 60. Other than Mr. Stropki and Mr. Stueber, none of the named executive officers who participate in the SERP is currently vested in the SERP. Benefits may become vested as early as age 55, but only if such vesting is approved by the Committee. If benefits are paid before age 60, they are reduced for early commencement. The SERP also provides accumulated benefits to eligible spouses of deceased employees or former employees.

2013 PENSION BENEFITS TABLE

The following provides information relating to potential payments and benefits under our RAP and SERP for the named executive officers who participate in those programs. As noted above, Mr. Mapes and Mr. Hedlund are not participants in the RAP or the SERP.

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefits ($)		Payments During the Last Fiscal Year ($)
Christopher L. Mapes	RAP	N/A		N/A		N/A
	SERP	N/A		N/A		N/A
Vincent K. Petrella	RAP	18	[1]	$859,158[3]		-
	SERP	18	[2]	898,331	[4]	-
George D. Blankenship	RAP	28		718,295	[3]	-
	SERP	28		1,294,809	[4]	-
Frederick G. Stueber	RAP	18	[1]	1,266,963	[3]	-
	SERP	40	[2]	4,200,690	[4]	-
Steven B. Hedlund	RAP	N/A		N/A		N/A
	SERP	N/A		N/A		N/A
John M. Stropki	RAP	41	[1]	2,051,939	[3]	-
	SERP	41	[2]	7,152,850	[4]	-

[1]

Under the RAP, credited years of service are the same as actual years of service, both of which are calculated from the date of hire with Lincoln. Accordingly, there is no benefit increase for credited years of service under the plan. All of the named executive officers, other than Mr. Stueber and Mr. Stropki, are currently under normal retirement age under the terms of the plan.

[2]

Under the SERP, credited years of service versus actual years of service are the same for Messrs. Stropki, Petrella and Blankenship, all of which are calculated from their dates of hire with Lincoln. Credited years of service versus actual years of service vary for Mr. Stueber as follows: (actual: 18) (credited: 40). When he joined Lincoln over 18 years ago, Mr. Stueber was granted additional years of service under the SERP for service with his prior employer. As a result, benefits earned at his prior employer, if any, will serve as an offset against his SERP benefits. There are no prior employer offsets for Mr. Stueber. The aggregate benefit increase under the SERP for enhanced credited years of service for Mr. Stueber is $3,097,029.

[3]

This represents the actuarial present value of accrued benefits in the RAP for the named executive officers who participate at December 31, 2013. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 4.63% discount rate, 2014 PPA Annuitant table, age 60 commencement and no decrements for death or termination prior to age 60.

All of the named executive officers who participate are currently vested in their RAP benefits because they each have at least five years of service with Lincoln.

Name	When Eligible for a Full, Unreduced Benefit under the RAP	Accrued Annual Benefit Payable under the RAP at Age 60 (as of December 31, 2013) ($)
Christopher L. Mapes	N/A	N/A
Vincent K. Petrella	2020	$84,218
George D. Blankenship	2022	75,641
Frederick G. Stueber	2013	92,527
Steven B. Hedlund	N/A	N/A
John M. Stropki	2010	159,898

Vested participants who are below normal retirement age (60) may receive an earlier reduced benefit after he or she reaches age 55.

[4]

This represents the actuarial present value of accrued benefits in the SERP for the named executive officers who participate at December 31, 2013. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 4.63% discount rate, IRS Notice 2013-49, assumed commencement of SERP benefits at age 60 and no decrements for death or termination prior to age 60.

Name	When Eligible for a Full, Unreduced Benefit under the SERP	Accrued Annual Benefit Payable under the SERP at Age 60 (as of December 31, 2013)
Christopher L. Mapes	N/A	N/A
Vincent K. Petrella	2020	$ 86,132
George D. Blankenship	2022	133,370
Frederick G. Stueber	2013	300,000
Steven B. Hedlund	N/A	N/A
John M. Stropki	2010	500,000

The SERP benefit for Mr. Stropki will be paid in a lump sum after his actual retirement on December 20, 2013, based on elections required under the U.S. Internal Revenue Code Section 409A.

Benefits may become vested earlier, but this earlier vesting would require approval of the Committee. In addition, benefits paid early would be reduced to account for the early payment.

2013 Nonqualified Deferred Compensation

2005 Deferred Compensation Plan (Top Hat Plan)

Our plan is designed to be a “top-hat” plan that complies with Section 409A of the U.S. Internal Revenue Code. Participation is limited to management and highly compensated employees, approved by the Committee, who have elected to make the maximum elective contributions permitted under the terms of our 401(k) plan for the applicable deferral period/year ($17,500 for 2013).

The plan was amended and restated as of August 1, 2011 to allow participants to defer all or a portion of the common shares underlying restricted stock unit (RSU) awards upon vesting, as well as any gain or income that otherwise would have been recognized upon or after vesting of the RSUs. Any RSUs that have been deferred are paid out in common shares (not cash) when distributed from the plan. The plan now also includes a recovery of funds provision consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

A participant may elect to defer a specified dollar amount or percentage of his or her compensation, provided the amount cannot exceed the sum of eighty percent (80%) of base salary, bonus and/or Cash LTIP for deferral period. A participant may elect to defer a specified percentage of RSUs, provided the amount cannot exceed one hundred percent (100%) of his or her RSUs for the deferral period.

Deferrals are credited to participant accounts based on their elections, and accounts are credited with earnings based on the investment elections made by the participant. There are currently 23 investment options, 22 of which mirror the third-party managed investment funds available under our 401(k) plan and one, Moody’s Corporate Bond Average Index, which preserves an investment option previously available under our old deferred compensation plan. RSU deferrals are invested solely in a Lincoln Stock fund, with no other plan deferrals eligible for investment into that fund. All of the third-party managed investment options track precisely with the returns reported by the investment managers for the funds to which they are associated. The Moody’s Corporate Bond Average Index is derived from pricing data for approximately 100 corporate bonds in the U.S. market, each with current outstandings of over $100 million.

Non-qualified deferred compensation plan distributions are permitted only in the event of separation from service, disability, death, a change in control of the employer or an unforeseeable emergency. Distributions also can be made at a specified time or under a fixed schedule, as stated in the plan at the time of the deferral.

Amounts deferred under the plan are distributed when a participant terminates employment with us or elects to receive an in-service distribution, which is available to assist participants in meeting shorter-term financial needs. In-service distributions are payable in a lump-sum payment on a date that is at least one calendar year after the date of the applicable deferral period/plan year. Distributions following death or retirement may be made by payment in five, ten or fifteen annual installments or by payment of a single lump-sum, except that accounts valued at less than $35,000 are distributed in a single lump-sum payment. The retirement distribution is available for participants starting at age 60 (or age 55 if the participant has 25 years of service). The plan administrator, in its sole discretion, may also allow for financial hardship distributions in certain circumstances. Loans are not permitted under the plan.

2013 Deferred Compensation Plan Table

The following table provides deferred compensation information for 2013 for the named executive officers.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Christopher L. Mapes	160,000	1,148,739[1]	369,938		-	2,200,333
Vincent K. Petrella	200,000	-	79,732	[2]	-	594,948	[3]
George D. Blankenship	-	-	-		-	-
Frederick G. Stueber	50,000	-	21,439	[4]	-	513,693	[5]
Steven B. Hedlund	-	-	6,820		-	80,273
John M. Stropki	1,051,179	-	347,062	[6]	-	8,221,391	[7]

[1]

Represents 10,500 RSUs that vested in September 2013 and 6,632 RSUs that vested in December 2013 that were deferred under the Top Hat Plan. Also includes 296 additional shares attributable to dividends earned on the vested RSUs.

[2]

Of the amount reported, $3,477 is included as compensation for 2013 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

[3]

The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those previous years to the extent Mr. Petrella was a named executive officer for those years.

[4]

Of the amount reported, $5,214 is included as compensation for 2013 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

[5]	Deferral contributions in prior years have been reported in the Summary Compensation Table in those previous years to the extent Mr. Stueber was a named executive officer for those years.

[6]

Of the amount reported, $85,458 is included as compensation for 2013 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

[7]

The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those previous years to the extent Mr. Stropki was a named executive officer for those years.

TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

The Termination and Change in Control Table below reflects the estimated additional amounts of compensation each named executive officer would receive in the event of a termination of employment. Termination events include: a voluntary termination by the executive; normal retirement of the executive (defined as termination at age 60 or later); an involuntary, not-for-cause termination by Lincoln; a for-cause termination by Lincoln; a termination upon a change in control; and a termination due to death or disability. In addition, estimated additional compensation amounts are shown in the event of a change in control without termination of employment. The amounts shown assume that each event occurred on December 31, 2013, the last business day of the calendar year.

Termination of Employment

No written agreements exist that provide additional payments to a named executive officer in the event of a voluntarily termination of employment with Lincoln or a termination of employment initiated by Lincoln (whether for cause or not). We do not have employment agreements or severance agreements, except for our change in control agreements described below. Pursuant to our standard employment policies, however, upon termination of employment, a named executive officer would be entitled to receive the following:

•	Earned but unpaid base pay, up to the date of termination;

•	Earned and unused vacation, up to the date of termination;

•	Vested amounts held in the executive’s account under our 401(k) plan;

•	Amounts held in the executive’s account under our Top Hat Plan (based on the executive’s election);

•	Deferred vested benefits under our RAP (pension plan) – payments for which could begin at normal retirement age (60) or as early as age 55 (but at a reduced amount); and

•	Continuing medical and/or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium.

In addition, the named executive officer generally would be entitled to exercise any vested stock options for a period of three months after termination (after which time the options would expire). However, vested options would be cancelled if the executive’s employment were terminated for cause or if the executive engaged in competitive conduct within six months of termination. Annual bonuses, cash long-term incentives, unvested stock options, restricted stock and RSUs would be forfeited.

Normal Retirement

In addition to the entitlements described above, upon termination after normal retirement age (age 60), but subject to any 409A deferred payment requirements, a named executive officer would be entitled to receive the following:

•

A pro-rata portion of the annual bonus (MIP, EMIP for 2014), based on the executive’s period of employment during the calendar year, subject to achievement of the applicable personal and financial goals;

•

Pro-rata portions of each cash long-term incentive plan (Cash LTIP), based on the executive’s periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;

•

Vesting of any unvested stock options and restricted stock awards for awards made prior to December 1, 2010; for awards made on or after December 1, 2010, the executive would be entitled to pro-rata vesting of any unvested stock options, restricted stock or restricted stock unit awards (except in the case of the one award that falls closest to the individual’s retirement date if it is later determined that the performance objectives have been met for full accelerated vesting);

•	Normal vesting of benefits under the SERP, provided the executive is a participant;

•	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive; and

•	Financial planning services for the year of retirement and for one calendar year thereafter.

For awards made prior to December 1, 2010, the named executive officer would be entitled to exercise stock options for a period of three years after retirement (after which time the options would expire). For awards made on or after December 1, 2010, the named executive officer would be entitled to exercise vested stock options for the remaining period of the original 10-year term.

Change in Control

We have entered into change in control agreements with our named executive officers. Pursuant to our change in control agreements, in the event of a “change in control” and if the named executive officer’s employment with us is terminated without “cause” (as defined in the severance agreement) or the named executive officer terminates employment with us for “good reason” (as defined in the severance agreement) during the two-year period following the change in control, we will make severance payments and provide certain benefits as follows:

•

For the Chief Executive Officer, a lump-sum payment equal to three (3) times the sum of (i) base pay as described in the severance agreement, and (ii) bonus as described in the severance agreement. For the other named executive officers, the lump-sum payment is equal to two (2) times base pay and bonus as described above.

•	Upon a change in control (single trigger), a pro-rata bonus payment equal to the greater of the actual or target amount.

•	Upon a change in control (single trigger), a pro-rata portion of Cash LTIP awards granted prior to the change in control, in amounts equal to the greater of target or actual performance.

•	Continuation of medical insurance (with 100% of the premium paid by the executive) and life insurance for a period of three (3) years following the named executive officer’s termination date.
•	Immediate vesting under the SERP for those who participate. There is no age or service credit under the severance agreements.

•	Outplacement services for a period of two (2) years capped at $100,000 for Mr. Mapes as CEO and $50,000 for the other named executive officers.

•

Under the severance agreements, there is no payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be excess parachute payments under the U.S. Internal Revenue Code (in other words, excise tax gross-up). Instead, the named executive officers have their severance payments reduced to the 280G (excess parachute payment) safe harbor limit.

Notwithstanding the foregoing, if the underlying transaction that triggered the change in control is abandoned, the Board may nullify the effect of the change in control and reinstate the agreements without prejudice to any action that may have been taken prior to the nullification.

During the period ending on the later of (1) one year following the termination date or (2) the end of the severance period (as described below), if the executive has received or is receiving severance compensation, the executive may not engage in a business enterprise in substantial and direct competition with Lincoln or one of our subsidiaries without our consent, which consent shall not be unreasonably withheld. The severance period commences on the date of the first occurrence of a change in control and ends on the earliest of (a) the third anniversary of the change in control, (b) the executive’s death, or (c) the executive’s sixty-fifth birthday.

In addition to these change in control agreements, our outstanding stock option, restricted stock and RSU agreements provide for accelerated vesting upon a change in control and a termination of employment in connection with the change in control (double-trigger). In addition, amounts and/or shares (from vested RSUs) held in executives’ accounts under our Top Hat Plan will be paid out automatically upon a change in control (regardless of whether employment is terminated).

The following events would constitute a change in control:

•	any individual, entity or group is or becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding voting stock of Lincoln;

•	a majority of the Board of Directors ceases to be comprised of incumbent directors;

•

certain reorganizations, mergers or consolidations, or the sale or other disposition of all or substantially all of the assets of Lincoln or the acquisition of the stock or assets of another corporation, or other transactions are consummated; or

•	there is a complete liquidation or dissolution of Lincoln.

Death or Disability

In addition to the entitlements described above under the heading of “Termination of Employment,” upon death or termination due to disability, a named executive officer (or his or her beneficiary) would be entitled to receive the following:

•	A pro-rata portion of the annual bonus, based on the executive’s period of employment during the calendar year subject to achievement of the applicable personal and financial goals;

•

Pro-rata portions of each Cash LTIP, based on the executive’s periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;

•	Vesting of any unvested stock options, restricted stock awards and restricted stock unit awards;

•	Vesting of accrued benefits under the SERP (nonqualified pension plan) if the named executive officer participates and if the Committee so provides; and

•	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive (or his or her surviving dependents).

The named executive officer (or his or her estate) would be entitled to exercise stock options for a period of three years after termination (after which time the options would expire).

Termination and Change in Control Table

The following table sets forth estimates of the potential incremental payments to each of our named executive officers (except for Mr. Stropki who retired on December 20, 2013) upon the specified termination events and upon a change in control without termination of employment, assuming that each such event took place on the last business day of 2013. Mr. Stropki became entitled to receive retirement benefits totalling an estimated $[5,692,488] as a result of his retirement on December 20, 2013. This total includes the pro-rata values of his bonus (MIP), outstanding Cash LTIPs, stock options, restricted stock and RSUs per our normal pro-rata vesting polices (with restricted stock awards granted before December 2010 entitled to full vesting).

The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favor of named executive officers, including the Retirement Annuity Program, the 401(k) plan, the health care plan and the life insurance plan.

The 2013 annual bonus (MIP) amounts represent the difference between target MIP and actual MIP payments (as disclosed in the Non-Equity Incentive Plan Compensation column of the 2013 Summary Compensation Table) if target MIP exceeds actual MIP. For 2013, target MIP did not exceed actual MIP so no incremental payments would apply in connection with a hypothetical change in control as of the last business day of 2013. Similarly, the Cash LTIP amounts represent the difference between target Cash LTIP and actual Cash LTIP if target Cash LTIP exceeds actual Cash LTIP. For 2013, the Cash LTIP amounts represent the pro-rata portion of the target amounts for the two cycles of the Cash LTIP (2012-2014 cycle and 2013-2015 cycle) that were open as of the last business day of 2013. There is no amount reflected for the 2011-2013 cycle because that cycle paid out above target and, accordingly, there is no incremental payment relative to the 2011-2013 Cash LTIP cycle.

In addition, the table includes all equity that is accelerated as a result of termination but does not include the value of outstanding equity awards that have previously vested, such as restricted stock and stock options, which awards are set forth above in the Outstanding Equity Awards at December 31, 2013. There are no amounts included for the Supplemental

Executive Retirement Plan (SERP) because although the executive would become immediately vested in the SERP upon a change in control, the payment itself would get paid out at normal retirement age and would not accelerate and become an incremental benefit upon a change in control. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our change in control agreements, see the “Elements of Executive Compensation” discussion contained in the CD&A section above.

	Christopher L. Mapes	Vincent K. Petrella	George D. Blankenship	Frederick G. Stueber	Steven B. Hedlund
Involuntary Termination/Termination without Cause before Normal Retirement	$0	$0	$0	NA	$0
Normal Retirement (Age 60):	Not Eligible	$0 Not Eligible	Not Eligible	$607,659	Not Eligible

Long-Term Incentive Plan (Cash LTIP)	$0	$0	$0	$157,570	$0
Stock Options – Accelerated Vesting	$0	$0	$0	$32,247	$0
Restricted Stock/RSUs – Accelerated Vesting	$0	$0	$0	$417,842	$0

Termination Following Change in Control:	$7,862,775	$4,154,582	$2,840,434	$3,274,650	$1,536,989

Severance	$5,700,000	$1,894,451	$1,621,040	$1,612,704	$1,190,000
2013 Annual Bonus (MIP)	$0	$0	$0	$0	$0
Long-Term Incentive Plan (Cash LTIP)	$427,927	$217,191	$155,565	$157,570	$73,944
Stock Options – Accelerated Vesting	$1,570,265	$489,806	$351,198	$349,320	$173,972
Restricted Stock/RSUs– Accelerated Vesting	$7,653,641	$1,503,134	$1,132,166	$1,105,057	$963,803
Outplacement Estimate	$100,000	$50,000	$50,000	$50,000	$50,000
280G Cutback	($7,589,057)	$0	($469,535)	$0	($914,730)

Change in Control (No Termination):	$427,927	$217,191	$155,565	$157,570	$73,944
2013 Annual Bonus (MIP)	$0	$0	$0	$0	$0
Long-Term Incentive Plan (Cash LTIP)	$427,927	$217,191	$155,565	$157,570	$73,944

Death or Disability:	$9,651,832	$2,210,131	$1,638,928	$1,611,946	$1,211,719

Long-Term Incentive Plan (Cash LTIP)	$427,927	$217,191	$155,565	$157,570	$73,944
Stock Options – Accelerated Vesting	$1,570,265	$489,806	$351,198	$349,320	$173,972
Restricted Stock/RSUs – Accelerated Vesting	$7,653,641	$1,503,134	$1,132,166	$1,105,057	$963,803

COMPENSATION COMMITTEE REPORT

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Lincoln’s management and, based on this review and discussion, recommends that it be included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2013 and this proxy statement.

By the Compensation and Executive Development Committee:

Hellene S. Runtagh, Chair
David H. Gunning
Stephen G. Hanks
Kathryn Jo Lincoln
William E. MacDonald, III

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2013 Annual Meeting, approximately 98% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers. The Compensation and Executive Development Committee believes that the shareholder vote reinforces the philosophy and objectives of our executive compensation program. In 2011, our shareholders expressed overwhelming support for an annual “say-on-pay” vote, which our Board of Directors recommended. Accordingly, the Board is again providing shareholders with the opportunity to cast an advisory vote on the compensation for our named executive officers at the 2014 Annual Meeting in accordance with the requirements of the SEC rules.

Our compensation philosophy is to pay for performance, a philosophy that has been rooted in our history and tradition for over 115 years. Our compensation program consists of elements designed to complement one another and focus on both short-term and long-term performance. The Compensation and Executive Development Committee regularly reviews peer group data and best practices and trends related to executive compensation to ensure that our programs are properly aligned with our business strategy and philosophy, as well as promote shareholder value. The Committee receives advice from independent consultants. In addition to the information provided earlier in the Compensation Discussion and Analysis above, we believe shareholders should consider the following in determining whether to approve this proposal:

Our Culture and Performance

To maintain a performance-driven culture, we:

•	expect our executives to deliver above-market financial results;

•	provide systems that tie executive compensation to superior financial performance;

•	take action when needed to address specific business challenges; and
•	maintain good governance practices in the design and operation of our executive compensation programs.

We have a long track record of delivering increased value to our shareholders.

Pay for Performance

We provide systems that tie executive compensation to superior financial performance. Historically, while we have delivered above-market financial performance, our executive compensation has generally been below the competitive market – this means we have delivered financial results superior to the executive compensation we have paid out.

We have a balanced pay mix between short and long-term incentives, with a focus on long-term performance:

•

Base Salaries. Base salaries for our named executive officers are set at the 45th percentile of benchmark data (below market). For 2013, base salaries for our named executive officers were slightly below the 45th percentile, with an average increase of 7%. For 2014, base salaries for our named executive officers increased 6%, on average.

•

Annual Bonus Awards are Aligned with our Performance and Contain a Balanced Mix of Metrics. The total cash compensation for our named executive officers, which includes base pay and the annual bonus (MIP), is targeted at the 65th percentile of benchmark data (above market) but requires achievement of superior financial results (well above market). The MIP (EMIP for 2014) is based on a balance of metrics – both financial and personal – with the financial components based on EBITB and AOWC/Sales and with a mix of corporate and business unit performance. For 2013, annual

PROPOSAL 3 (CONTINUED)

bonus targets for the named executive officers increased 11% (excluding Mr. Mapes who transitioned to CEO and had a larger increase and Mr. Stropki who retired as Executive Chairman in 2013 and, therefore, had no increase).

•	For 2014, annual bonus targets for the named executive officers increased 2% on average, excluding Mr. Stropki, to reflect movement to competitive market levels. There are no guaranteed bonuses.

•

Long-Term Incentives are Aligned with the Interests of our Shareholders. We believe that incentives should be based on factors that deliver long-term sustainability for Lincoln. Therefore, the named executive officers receive three types of long-term incentives, but we place the greatest emphasis on those that reward share appreciation. The three components are: (1) stock options (for U.S. and Canadian-payrolled employees), (2) RSUs and (3) a three-year Cash LTIP. Total awards are targeted at the 50th percentile of benchmark data (at market).

Good Governance Practices

In addition to our emphasis on above-market financial performance and pay-for-performance, we design our programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of the governance practices include:

•

Officers are Subject to Stock Ownership Guidelines. Our officers, including the named executive officers, are subject to stock ownership guidelines of five times base salary for our Chief Executive Officer and three times base salary for our other named executive officers.

•	Reduced Equity Retirement Benefits. Beginning with awards granted in 2010, we eliminated full vesting of equity awards upon retirement (vesting was changed to pro-rata vesting).
•

Committee Receives Regular Updates. We regularly update the Compensation and Executive Development Committee on current best practices, trends and legislative changes and the Committee conducts annual reviews of market competitiveness and the relationship of our compensation to financial performance.

•

Committee Retains Independent Advisors. The Committee retains independent compensation consultants and legal advisors to provide input and recommendations on our executive compensation program. Our advisors meet the independence requirements set out by the SEC and Nasdaq.

•

No Compensation Consultant Conflicts of Interest. While the Committee received assistance from Hay Group during 2013 with respect to various executive compensation matters, it is not aware of any conflict of interest related to the work performed by Hay Group.

•

We Have a Broad Clawback Policy. We have a clawback policy that applies to our incentive compensation, beginning with the 2011 awards. Our policy goes beyond the requirements of Dodd-Frank and applies to all of our officers.

•

Our Change in Control Agreements Require a Double-Trigger; No Tax Gross-Ups. Our change in control agreements do not provide tax gross-ups, are conditioned on a change in control and termination of employment (double-trigger) and are capped payments at three times base and bonus for the Chief Executive Officer (with other named executive officers capped at two times base/bonus).

•

No Tax Gross-Ups. We do not provide tax gross-ups to our executive officers, other than tax equalizations benefits available to all employees on international assignment and modest gross-ups upon relocation available to all domestic employees who relocate.

•	No Multi-Year Guarantees on Compensation. We do not provide for multi-year guarantees for base pay or other compensation.

PROPOSAL 3 (CONTINUED)

•

No Dividends on Unvested Restricted Stock or RSUs. We do not pay dividends to executives on unvested restricted stock or RSUs. We sequester dividends until the award vests (when dividends are paid out in additional common shares).

•	We have not added new SERP participants since 2005. We have not added new participants to the SERP since 2005.

•

We will not Grant Extra Years Service Credit under the SERP. We do not provide additional years service credit under our SERP (other than with respect to Mr. Stueber who was awarded this service back in 1995).

•

Performance-Based Equity Awards do not Count for SERP (Pension) Calculation. We do not include performance-based equity awards or other long-term incentive compensation in the pension calculation for our SERP.

•

No Hedging or Pledging. Officers are not permitted to use Lincoln stock in hedging activities, such as cashless collars, forward sales, equity swaps and other similar arrangements. In addition, our insider trading policy prohibits pledging of Lincoln stock for officer and directors.

•

Limited Perquisites. We offer limited perquisites that consist of financial planning services (for which imputed income is charged), an annual physical examination and reimbursement of club dues for three named executive officers (for which imputed income is charged).

As illustrated above, the Committee has and will continue to take action to structure our executive compensation program in a manner that is performance-based, current with best practices and good corporate governance and aimed at sustaining long-term shareholder value. The Board believes that the executive compensation disclosed in the Compensation Discussion and Analysis section, tabular disclosures (including Summary Compensation Table) and other narrative disclosures in this proxy statement aligns with our peer group pay practices and compensation philosophy.

Upon the recommendation of the Board of Directors, and for the reasons stated above, we ask shareholders to consider the following resolution:

RESOLVED, that the compensation awarded to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) in this proxy statement, as required by the rules of the Securities and Exchange Commission, is hereby approved.

Your Vote Matters to Us

As an advisory vote, this proposal is not binding on us. However, the Compensation and Executive Development Committee of the Board, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Majority Vote Needed

A favorable vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter is necessary for approval of the proposal. Abstentions will have the same effect as a vote “against” the proposal and broker non-votes will not be counted for determining whether the proposal is approved.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

MANAGEMENT OWNERSHIP OF SHARES

The following table sets forth certain information regarding ownership of shares of common stock of Lincoln as of December 31, 2013 by each of the Directors, Director nominees and each of our executive officers named in the Summary Compensation Table above, as well as all Directors, Director nominees and executive officers as a group. Except as otherwise indicated, voting and investment power with respect to shares reported in this table are not shared with others.

BENEFICIAL OWNERSHIP TABLE
Directors and Director Nominees	Number of Shares of Lincoln Common Stock Beneficially Owned[1]	Percent of Class

Harold L. Adams	19,572[2]	*
Curtis E. Espeland	4,459[3]	*
David H. Gunning	33,753[4]	*
Stephen G. Hanks	15,958[5]	*
Robert J. Knoll	21,783[6]	*
G. Russell Lincoln	385,114[7]	*
Kathryn Jo Lincoln	1,065,906[8]	1.32%
William E. MacDonald, III	18,223[9]	*
Phillip J. Mason	6,844[10]	*
Hellene S. Runtagh	19,783[11]	*
George H. Walls, Jr.	38,783[12]	*

Named Executive Officers

Christopher L. Mapes[13]	66,564[14]	*
Vincent K. Petrella	129,505[15]	*
George D. Blankenship	86,324[16]	*
Frederick G. Stueber	120,150[17]	*
Steven B. Hedlund	20,296[18]	*
John R. Stropki	762,230[19]	*

All Directors, Director Nominees and Executive Officers as a group (22 persons)	2,976,178[20]	3.63%

*	Indicates less than 1%

[1]

Reported in compliance with the beneficial ownership rules of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has or shares voting power or investment power over the security or has the right to acquire the security within 60 days of December 31, 2013.

[2]	Includes 5,671 restricted shares.

[3]	Includes 4,459 restricted shares.

[4]	Includes 5,671 restricted shares and 11,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2013.

[5]	Includes 5,671 restricted shares.

[6]	Includes 5,671 restricted shares.

[7]

Of the shares reported, Mr. Lincoln held of record 261,827 shares, 5,671 shares of which are restricted shares. An additional 1,028 shares are held of record by his spouse. The remaining shares were held of record as follows: 12,318 shares by a trust for the benefit of his son, as to which Mr. Lincoln is a trustee; 35,154 shares by the Laura R. Heath Family Trust for which Mr. Lincoln serves as trustee; 63,787 shares by The G. R. Lincoln Family Foundation for which Mr. Lincoln serves as a trustee; and 11,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2013. Mr. Lincoln disclaims beneficial ownership of the shares held by his spouse, the trusts and the Foundation.

[8]

Of the shares reported, 46,666 shares were held of record by a trust established by Ms. Lincoln, under which she has sole investment and voting power, 5,671 shares are restricted shares and 213 shares are held by her son (as to which Ms. Lincoln disclaims beneficial ownership) and 1,003,244 shares were held of record by the Lincoln Institute of Land Policy, of which Ms. Lincoln is the Chair, as to which shares Ms. Lincoln disclaims beneficial ownership. The remaining 10,112 shares are held directly by Ms. Lincoln.

[9]	Includes 5,671 restricted shares.

[10]	Includes 1,844 restricted shares

[11]	Includes 5,671 restricted shares.

[12]	Includes 5,671 restricted shares and 11,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2013.

[13]	Mr. Mapes is a Director nominee for the April 24, 2014 Annual Meeting.

[14]	Of the shares reported, Mr. Mapes held of record 6,303 shares and 60,261 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2013.

[15]

Of the shares reported, Mr. Petrella held of record 39,752 shares, 23,325 shares of which are held jointly by Mr. Petrella and his spouse and over which they share voting and investment power, 6,280 shares of which are restricted shares and 2,941 shares held in the 401(k) plan. Mr. Petrella has the right to acquire 89,753 shares upon the exercise of stock options within 60 days of December 31, 2013.

[16]

Of the shares reported, Mr. Blankenship held 39,288 shares, 5,040 of which are restricted shares and 2,140 of which are held jointly by Mr. Blankenship and his spouse. Mr. Blankenship has the right to acquire 47,036 shares upon the exercise of stock options within 60 days of December 31, 2013.

[17]

Of the shares reported, Mr. Stueber held of record 22,937 shares, 4,980 shares of which are restricted shares, and Mr. Stueber had the right to acquire 97,213 shares upon the exercise of stock options within 60 days of December 31, 2013.

[18]

Of the shares reported, Mr. Hedlund held of record 8,534 shares, 1,640 of which are restricted shares. Mr. Hedlund has the right to acquire 11,762 shares upon the exercise of stock options within 60 days of December 31, 2013.

[19]

Of the shares reported, Mr. Stropki held of record 225,206 shares, 9,341 of which are restricted shares, 227 shares were held of record by a trust established by Mr. Stropki and his spouse, under which they share investment and voting power, 10,484 shares held in the 401(k) plan and 83,941 shares held in SPP, and 5,000 shares held by spouse. Mr. Stropki has the right to acquire 537,024 shares upon the exercise of stock options within 60 days of December 31, 2013.

[20]	Includes 960,214 shares which all executive officers and Directors, as a group, have or had the right to acquire upon the exercise of stock options within 60 days of December 31, 2013.

In addition to the above management holdings, as of December 31, 2013, the 401(k) plan held 2,037,953 shares of Lincoln common stock, or approximately 2.52% of the shares of Lincoln common stock outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and beneficial owners of 10% or more of the outstanding shares of common stock of Lincoln to file reports of beneficial ownership and changes in beneficial ownership with respect to the securities of Lincoln with the Securities and Exchange Commission and to furnish copies of those reports to us. Based solely on a review of the Forms 3, 4 and 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2013 we believe that for the year 2013 all filing requirements were met on a timely basis, except for one transaction which should have been reported for Mathias Hallmann in December 2013 and one transaction that should have been reported for Russell G. Lincoln in November 2013. Mr. Hallmann’s December 18, 2013 filing correctly reported a portion of his restricted stock unit award and erroneously reported an award of stock options that should have been reported as a further award of RSUs. On February 20, 2014, an amended filing was made to correct the filing. With respect to Mr. Lincoln, a sale of Lincoln stock was not timely reported on Form 4, but was subsequently reported on his Form 5 filed on February 7, 2014.

OTHER OWNERSHIP OF SHARES

Set forth below is information about the number of shares held by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be an owner of more than 5% of the shares of our common stock as of December 31, 2013.

Name and Address of Beneficial Owner	No. of Shares and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.	4,825,385	5.90%
40 East 52nd Street
New York, New York 10022
The Vanguard Group	5,712,937	6.99%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

According to its Schedule 13G filed on January 29, 2014, BlackRock, Inc. has sole voting and dispositive power over 4,825,385 shares. In its Schedule 13G filing, BlackRock states that the shares of Lincoln common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

According to its Schedule 13G/A filed on February 12, 2014, The Vanguard Group has sole voting power over 51,349 shares, sole dispositive power over 5,666,588 shares and shared dispositive power over 46,349 shares. In its Schedule 13G/A filing, Vanguard Group states that the shares of Lincoln common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, none of the Compensation and Executive Development Committee members were employees of Lincoln or any of its subsidiaries, and there were no reportable business relationships between Lincoln and the Compensation and Executive Development Committee members. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation and Executive Development Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

PROPOSAL 4

DECLASSIFY THE BOARD OF DIRECTORS

APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED CODE OF REGULATIONS

TO DECLASSIFY THE BOARD OF DIRECTORS

Our Amended and Restated Code of Regulations currently provides for a classified board structure pursuant to which the Board of Directors is divided into three classes and Directors are elected to staggered three-year terms with members of one of the three classes elected every year. As part of our commitment to effective governance practices, however, management and our Board of Directors undertook a review of current corporate governance trends and considered the view held by many institutional shareholders that a classified board structure has the potential effect of reducing the accountability of directors. After careful consideration, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that it is appropriate to propose for shareholder consideration amendments to our Amended and Restated Code of Regulations that, if adopted, would eliminate the classified structure of our Board of Directors over a three-year period. The phasing in of annual elections of directors over a three-year period, commencing with directors up for election at the 2015 Annual Meeting, is designed to ensure a smooth transition to a system of annual elections of all of our Directors.

If this proposal is adopted, Article III of the Amended and Restated Code of Regulations will be amended to provide that all Director nominees standing for election at or after the 2015 annual meeting would be elected to a one-year term. Directors elected at or prior to the 2014 annual meeting would continue to serve for the full three-year term for which they were elected. As a result, beginning with the election of directors at the 2016 annual meeting, a majority of the Board would stand for election annually, and, beginning with the election of Directors at the 2017 annual meeting, all Directors of the Company would stand for election annually. Directors elected to fill any vacancy on the Board or to fill newly created Director positions resulting from an increase in the number of directors would serve the remainder of the term of that position.

The specific language of the proposed amendments to Article III of our Amended and Restated Code of Regulations is set forth on Appendix A to this Proxy Statement and marked to show the proposed changes.

Two-Thirds (2/3) Vote Needed

Approval of Proposal 4 requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Lincoln common stock. Unless otherwise directed, shares represented by proxy will be voted FOR the approval of Proposal 4.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL TO DECLASSIFY THE BOARD OF DIRECTORS

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the Annual Meeting, but if any such matters properly come before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, will vote the Proxy in accordance with their best judgment.

LINCOLN ELECTRIC HOLDINGS, INC.

Frederick G. Stueber

Senior Vice President,

General Counsel and Secretary

By Order of the Board of Directors

Cleveland, Ohio

March 21, 2014

Appendix A

TEXT OF PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED CODE OF REGULATIONS TO DECLASSIFY THE BOARD OF DIRECTORS

Set forth below is the text of paragraphs 1 and 2 of Article III of the Amended and Restated Code of Regulations marked to show the proposed changes from Proposal 4. New text is bold and underlined; deleted text is struck through. These amendments would be approved if Proposal 4 is adopted.

LINCOLN ELECTRIC HOLDINGS, INC.

AMENDED AND RESTATED CODE OF REGULATIONS

ARTICLE III BOARD OF DIRECTORS

1. Number and Election. The powers and authority of the Corporation shall be exercised and its business managed and controlled by a Board of Directors. The election of Directors shall be by ballot and shall be held at the annual meeting of shareholders or at a special meeting called for that purpose. The maximum number of the Directors of the Corporation shall be eighteen. Subject to such maximum, the number of Directors may be fixed or changed (a) at a meeting of the shareholders called for the purpose of electing Directors at which a quorum is present, by the affirmative vote of the holders of a majority of the shares that are represented at the meeting and entitled to vote on the proposal, and (b) by the Directors, by the vote of a majority of their number, who may also fill any Director’s office that is created by an increase in the number of Directors. ~~The~~Until the 2017 Annual Meeting of Shareholders, the Directors shall be divided into three classes, as nearly equal in number as possible, as determined by the Board of Directors of the Corporation. ~~A~~, and a separate election shall be held for each class of Directors as hereinafter provided. Directors elected at ~~the first election for the first class shall hold office for the term of one year from the date of their election and until the election of their successors. Directors elected at the first election for the second class shall hold office for the term of two years from the date of their election and until the election of their successors, and Directors elected at the first election for the third class shall hold office for the term of three years from the date of their election and until the election of their successors. At each annual election, the successors to the Directors of each class whose terms shall expire in that year~~or prior to the 2014 Annual Meeting of Shareholders, shall be elected to hold office for the term of three years from the date of their election and until the election of their successors (with each remaining Director whose term does not expire at such meeting being referred to for the remainder of such term as a “Continuing Classified Director”) . ~~In~~At the 2015 Annual Meeting of Shareholders, the Directors elected to succeed those directors whose terms expire at that meeting shall be elected to a term of office to expire at the 2016 Annual Meeting of Shareholders and until the election of their successors; at the 2016 Annual Meeting of Shareholders, the directors elected to succeed those directors whose terms expire at that meeting shall be elected to a term of office to expire at the 2017 Annual Meeting of Shareholders and until the election of their successors; and at the 2017 Annual Meeting of Shareholders, and each annual meeting of shareholders thereafter, each Director shall be elected for a term expiring at the next annual meeting of shareholders and until the election of their successors. Until the 2017 Annual Meeting of Shareholders, in case of any increase in the number of Directors of any class, any additional Directors elected to such class shall hold office for a term which shall coincide with the term of such class.

2. Vacancy and Removal. All Directors, for whatever terms elected, shall hold office subject to applicable statutory provisions as to the creation of vacancies and removal; provided, however, that all Directors, all the Directors of a particular class or any individual Director may be removed from office, without assigning any cause (except that Continuing Classified Directors may be removed only for cause), only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote generally on the election of Directors.

A-1

Appendix B

NON-GAAP FINANCIAL MEASURES

The discussion of our results in the CD&A section of this proxy statement includes a discussion of our EBIT, EBITB, adjusted net income growth, return on invested capital (ROIC), average operating working capital to sales (AOWC/Sales), and 1-year, 3-year and 5-year total shareholder return (TSR), which are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures exclude certain items of expense or income that management does not consider representative of our ongoing performance. The following defines these non-GAAP measures discussed in the CD&A and provides an explanation as to the difference from the most relevant GAAP measure, where applicable.

EBIT

EBIT is an amount equal to earnings before interest and tax defined as operating income plus equity earnings in affiliates and other income.

EBITB

EBITB is an amount equal to earnings before interest, tax and bonus, calculated at budgeted exchange rates and adjusted for special items as determined by management. The adjustments for special items include such items as rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposal of assets and the results of businesses acquired during the year.

Adjusted Net Income

Adjusted net income is defined as reported net income adjusted for special items as determined by management. The adjustments for special items include such items as the amortized effect of rationalization activities and certain asset impairment charges, and the gains or losses on certain transactions including the disposals of assets.

ROIC

ROIC is an amount equal to rolling twelve-months of earnings excluding tax-effected interest divided by invested capital (total debt plus total equity).

TSR

TSR is an amount equal to the net stock price change for Lincoln (LECO) plus the reinvestment of dividends paid over the prescribed period of time.

AOWC/Sales

AOWC/Sales is defined as the three-month average operating working capital (gross accounts receivable plus gross inventory less accounts payable) divided by the rolling twelve-months of sales, calculated at budgeted exchange rates and adjusted for the results of businesses acquired during the year.

B-1

Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, (216) 378-9191

ENTER THE HOTEL PROPERTY FROM RICHMOND ROAD

*PRELIMINARY COPY*

SHAREOWNER SERVICESSM P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 23, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 23, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M42030-P20070 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LINCOLN ELECTRIC HOLDINGS, INC.		For	Withhold	For All		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except

The Board of Directors Recommends a Vote FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4. All of the proposals have been proposed by Lincoln. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below.

		☐	☐	☐

1. Election of directors: Class Whose Term Ends in 2017:
Nominees:
01)	David H. Gunning
02)	G. Russell Lincoln
03)	Christopher L. Mapes
04)	Phillip J. Mason
05)	Hellene S. Runtagh

							For	Against	Abstain

2. Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2014.							☐	☐	☐

3. To approve, on an advisory basis, the compensation of our named executive officers.							☐	☐	☐

4. To approve amendments to our Amended and Restated Code of Regulations to declassify our Board of Directors.							☐	☐	☐

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) to the Annual Meeting.

Address Change? Mark box, sign, and indicate changes on the back:					☐

I plan to attend the Annual Meeting.		☐	☐
		Yes	No			I consent to access future shareholder communications over the Internet as stated in the proxy statement.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast FOR all nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

*PRELIMINARY COPY*

LINCOLN ELECTRIC HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 24, 2014

11:00 a.m.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

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M42031-P20070

LINCOLN ELECTRIC HOLDINGS, INC.                                                                  PROXY AND VOTING INSTRUCTION

THIS PROXY AND THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 24, 2014.

The shareholder signing this card appoints Christopher L. Mapes, Vincent K. Petrella and Frederick G. Stueber, together or separately, as proxies, each with the power to appoint a substitute. They are directed to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares held by the signing shareholder on the record date, at the Company’s Annual Meeting of Shareholders to be held at 11:00 a.m., local time, on April 24, 2014, or at any postponement(s) or adjournment(s) of the meeting, and, in their discretion, on all other business properly brought before the meeting or at any postponement(s) or adjournment(s) of the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Fidelity Management Trust Company, as Trustee under The Lincoln Electric Company Employee Savings Plan (“401(k) Plan” or “Plan”). The signing Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares credited to the account of the signing Plan participant as of the record date, at the Annual Meeting of Shareholders, and in the Trustee’s discretion, on all other business properly brought before the meeting.

NOTE TO PARTICIPANTS IN THE LINCOLN ELECTRIC COMPANY EMPLOYEE SAVINGS PLAN (“401(k) PLAN” or “PLAN”). As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Plan, to vote the shares allocated to your Plan account. Participant voting directions will remain confidential. Please note that the number of shares reported on this card is an equivalent number of shares based on the units credited to your Plan account. To direct the Trustee by mail to vote the shares allocated to your Plan account, please mark the voting instruction form and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Plan account, please follow the instructions and use the Company Number given on the reverse side. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

If you do not give specific voting directions on the voting instruction form or when you vote by phone or over the Internet, the Trustee will vote the Plan shares as recommended by the Board of Directors. If you do not return the voting instruction form or do not vote by phone or over the Internet by 11:59 p.m. Eastern Time on April 21, 2014, the Trustee shall not vote the Plan shares. Plan shares representing forfeited Account values that have not been reallocated at the time of the proxy solicitation will be voted by the Trustee in proportion to the way other 401(k) Plan participants directed their Plan shares to be voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) See reverse for voting instructions.